This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but the preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration Statement No. 333-299964
SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2026
Preliminary Prospectus Supplement
(To Prospectus dated November 10, 2026)
AMETEK, Inc.
C$         % Senior Notes due 20
We are offering C$      aggregate principal amount of our    % Senior Notes due 20   (the “notes”).
We will pay interest on the notes semi-annually on      and      of each year, beginning on           , 2027.
The notes will be our unsecured senior obligations and will rank equally in right of payment with all of our other unsecured senior indebtedness outstanding from time to time.
On May 5, 2026, we entered into a definitive purchase agreement (the “Purchase Agreement”) with Indicor, LLC (“Indicor”) to acquire a portfolio of instrumentation businesses (collectively, “Indicor Instrumentation”), for an aggregate purchase price of approximately $5 billion in cash, subject to customary post-closing adjustments (the “Indicor Acquisition”). The Indicor Acquisition closed on August 26, 2026. We used cash on hand, commercial paper borrowings, and borrowings under the Financing Agreements (as defined below), to pay the cash consideration for the Indicor Acquisition and the payment of fees and expenses related to the Indicor Acquisition. We intend to use the net proceeds from this offering, together with the net proceeds from the Concurrent Securities Offerings (as defined below), to repay all or a portion of the outstanding borrowings under the Financing Agreements and/or commercial paper borrowings, and for general corporate purposes. See “Use of Proceeds.”
We may redeem some or all of the notes from time to time (in C$1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof) at the redemption price described herein, or in whole at par if certain events occur involving changes in United States taxation, as set forth in this prospectus supplement.
Unless we have previously redeemed the notes, if a Change of Control Repurchase Event (as defined herein) occurs, we will be required to offer to repurchase the notes at a purchase price in cash equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including, the date of repurchase as described under “Description of the Notes — Change of Control” in this prospectus supplement.
Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and the risk factors described under the heading “Item 1A. Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference herein, for a discussion of certain risks you should consider prior to deciding whether to purchase the notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discount		Proceeds to us (Before Expenses)
Per Senior Note		%		%		%
Total	C$		C$		C$

(1)
Plus accrued interest, if any, from           , 2026, if settlement occurs after that date.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or included in any automated quotation system.
The underwriters expect to deliver the notes to purchasers in book-entry only form through the facilities of CDS Clearing and Depository Services Inc. (“CDS”), for the credit of the accounts of its direct or indirect participants, on or about November   , 2026, which is the      trading day following the date of this prospectus supplement. This settlement date may affect the trading of the notes. Investors may hold their notes outside Canada through Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”) if they are participants in those systems, or indirectly through organizations that are participants in those systems. Notes sold to U.S. persons will be delivered only through Clearstream or Euroclear.
The notes will be sold in Canada on a private placement basis to “accredited investors” who are also “permitted clients”, each as defined under applicable Canadian securities laws. See “Underwriting (Conflicts of Interest) — Notice to Prospective Investors in Canada”.

Joint Book-Running Managers
BofA Securities J.P. Morgan Scotiabank
The date of this Prospectus Supplement is            , 2026.

Each of this prospectus supplement, the accompanying prospectus and any free writing prospectus we authorize contains and incorporates by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone to provide you with different information. If you receive any different or inconsistent information, you should not rely on it.
You should assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement supplements the accompanying prospectus. The accompanying prospectus is part of a shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, at any time and from time to time, issue and sell, in one or more offerings, the senior debt securities, including the notes, described in the accompanying prospectus.
The accompanying prospectus provides you with a general description of the senior debt securities, and this prospectus supplement contains specific information about the terms of this offering of the notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement or the accompanying prospectus, may add, update or change information contained in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will modify or supersede that information in the accompanying prospectus.
Before making your investment decision, you should read and carefully consider this prospectus supplement and the accompanying prospectus, together with the additional information in the documents referred to in the sections entitled “Where You Can Find More Information” in the accompanying prospectus and “Documents Incorporated by Reference” in this prospectus supplement.
Unless otherwise stated, or the context otherwise requires, references in this prospectus supplement to “AMETEK,” “the Company,” “we,” “us,” or “our” refers to AMETEK, Inc. and, as applicable, its consolidated subsidiaries, except for purposes of the description of the notes included in this prospectus supplement and the accompanying prospectus, where references to such terms refer only to AMETEK, Inc. and do not include AMETEK’s subsidiaries. When we refer to the “notes” in this prospectus supplement, we mean the notes being offered by this prospectus supplement, unless we state otherwise.
References in this prospectus supplement to “$,” “dollars” and “U.S. dollars” are to the currency of the United States of America, references to “€” or “euro” are to the single currency introduced at the third stage of the European Monetary Union pursuant to the Treaty establishing the European Community, as amended, and references to “C$” are to the lawful currency of Canada.

S-ii

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are based on our management’s assumptions and beliefs about future events or circumstances using information currently available, and as a result, they are subject to risks and uncertainties. Forward-looking statements address events or developments that AMETEK expects or believes may or will occur in the future. These forward-looking statements, which address the Company’s expected business and financial performance and financial condition, among other matters, may contain words and terms such as: “may,” “will,” “should,” “could,” “believe,” “anticipate,” “expect,” “estimate,” “plan” or other comparable terminology.
Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about expected earnings, revenues, growth, liquidity, effective tax rate, interest rates, the expected timing for the closing of certain acquisitions or other matters. Although the Company believes the expectations reflected in all forward-looking statements are based upon reasonable assumptions, the expectations may not be attained or there may be material deviation. Readers and investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in these forward-looking statements:
•
our ability to consummate and successfully integrate future acquisitions;

•
risks associated with international sales and operations, including supply chain disruptions;

•
tariffs, trade disputes, foreign currency fluctuations and geopolitical developments;

•
our ability to successfully develop new products, open new facilities or transfer product lines;

•
the price and availability of raw materials;

•
cybersecurity and information technology risks;

•
compliance with government regulations, including environmental regulations;

•
changes in the competitive environment;

•
the effects of competition in our markets;

•
the ability to maintain adequate liquidity and financing sources; and

•
general economic conditions affecting the industries we serve.

A description of some of these uncertainties and other risks is set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference herein, as well as other reports filed with the SEC, including, but not limited to, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. There may be other risks and uncertainties not identified in these documents that we either currently do not expect to have an adverse effect on our business or that we are unable to predict or identify at the time of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Our forward-looking statements may also be impacted by, among other things, future tax, regulatory and other legal changes that may arise in any of the jurisdictions in which we operate.
The Company undertakes no obligation to update or revise any forward-looking statements except as required by law.

S-iii

TRADEMARKS
We own or have the rights to use various trademarks, logos, and service marks in the operation of our business. This prospectus supplement may also include trademarks, logos, service marks, and trade names of other companies that, to our knowledge, are the property of their respective owners. We do not intend our use or display of other parties’ trademarks, logos, service marks, or trade names to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties. Solely for convenience, certain of our trademarks, service marks, and trade names referred to in or incorporated by reference in this prospectus supplement may appear without the ™ or ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks, and trade names.

S-iv

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus supplement the information that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and the information that we file later with the SEC will automatically update and, where applicable, modify or supersede the information in this prospectus supplement and the documents listed below. We hereby “incorporate by reference” the following documents that have been or will be filed with the SEC:
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 17, 2026;

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on April 30, 2026, for the quarter ended June 30, 2026, filed with the SEC on August 4, 2026 and for the quarter ended September 30, 2026, filed with the SEC on November 3, 2026; and

•
our Current Reports on Form 8-K filed with the SEC on February 3, 2026 (Item 8.01 only), February 12, 2026, April 30, 2026 (Item 8.01 only), May 6, 2026, May 8, 2026, May 11, 2026, May 26, 2026, June 12, 2026, August 11, 2026, August 26, 2026 and November 6, 2026.

We are not, however, incorporating any documents or information that are deemed to have been furnished rather than filed in accordance with SEC rules.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:
AMETEK, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312
Telephone: (610) 647-2121
Attention: Corporate Secretary

S-v

SUMMARY
This summary highlights selected information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information incorporated by reference, especially the risks of investing in the notes described under “Risk Factors” in this prospectus supplement in addition to the risks described under the heading “Item 1A. Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference herein, and our financial statements and the notes to those statements incorporated by reference herein before you decide to invest in the notes. See also “Where You Can Find More Information” in the accompanying prospectus.
AMETEK
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with operations in North America, Europe, Asia and South America. Our products are marketed and sold worldwide through two operating groups: Electronic Instruments (“EIG”) and Electromechanical (“EMG”). EIG is a leader in the design and manufacture of advanced instruments for the process, power and industrial, and aerospace markets. EMG is a differentiated supplier of precision motion control solutions, highly engineered medical components and devices, thermal management systems, specialty metals and electrical interconnects. EMG’s end markets include aerospace and defense, medical, automation and other industrial markets.
Recent Developments
Indicor Acquisition
The Indicor Acquisition closed on August 26, 2026. We used cash on hand, commercial paper borrowings, and borrowings under the Financing Agreements (as defined below), to pay the cash consideration for the Indicor Acquisition and the payment of fees and expenses related to the Indicor Acquisition. We intend to use the net proceeds from this offering to repay all or a portion of the outstanding borrowings under the Financing Agreements and/or our outstanding commercial paper obligations, and for general corporate purposes. See “Use of Proceeds.”
Indicor Instrumentation is a group of leading businesses that design and manufacture mission-critical solutions for demanding industrial and scientific applications. Its products serve customers across attractive end markets that align closely with AMETEK’s existing portfolio and generate a substantial base of recurring revenue from consumables, services and aftermarket support. The Indicor Instrumentation businesses joined AMETEK’s EIG and EMG based on product offerings and market alignment.
Financing Transactions
Amendment and Restatement of Revolving Credit Facility
On June 9, 2026, together with certain of our foreign subsidiaries, we entered into an Amended and Restated Credit Agreement (the “Revolving Credit Agreement”) with the lenders party thereto, JPMorgan Chase Bank, N.A. and J.P. Morgan SE, as administrative agents, and Bank of America, N.A., PNC Bank, National Association, Truist Bank and Wells Fargo Bank, National Association, as co-syndication agents.
The Revolving Credit Agreement increased the aggregate amount of the lenders’ commitments to make revolving loans (“Revolving Loans”) from $2.3 billion to $3.5 billion and extended the maturity date to June 9, 2031, subject to extensions as further detailed in the Revolving Credit Agreement. The Revolving Credit Agreement contains affirmative and negative covenants and includes limitations on indebtedness, liens, fundamental changes and asset sales (which are subject to certain exceptions and thresholds) and certain financial covenants including compliance with either a maximum total net leverage ratio or, following satisfaction of a financial covenant transition condition, a minimum interest coverage ratio.

Term Loan Facility
On June 9, 2026, the Company also entered into a Term Loan Credit Agreement (the “Term Loan Agreement”, and together with the Revolving Credit Agreement, the “Financing Agreements”), among the Company, the lenders party thereto, Bank of America, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., PNC Bank, National Association, Truist Bank and Wells Fargo Bank, National Association, as syndication agents.
The Term Loan Agreement provides for a senior unsecured term loan facility of up to $4.0 billion consisting of three tranches: (a) $1.625 billion of term loans that will mature three years from the date on which they are drawn (“Tranche A Loans”), (b) $1.625 billion of term loans that will mature four years from the date on which they are drawn (“Tranche B Loans”) and (c) $750 million of term loans that will mature five years from the date on which they are drawn (“Tranche C Loans” and, together with the Tranche A Loans and the Tranche B Loans, the “Term Loans”).
The funding of the Term Loans was subject to customary conditions, including the consummation of the Indicor Acquisition. The proceeds of the Term Loans were only permitted to be used in connection with the Indicor Acquisition. In connection with the closing of the Indicor Acquisition, the Company drew the full $4.0 billion available under the Term Loan Agreement.
The Term Loans bear interest at a rate equal to either a Term SOFR rate or an alternate base rate, in each case, plus an applicable margin based on the Company’s credit rating or leverage level, as elected by the Company. The Company has the right to prepay the Term Loans at any time, in whole or in part and without premium or penalty (other than, if applicable, any breakage costs). The Company may also choose to reduce its commitments under the Term Loan Agreement at any time.
The covenants contained in the Term Loan Agreement are substantially similar to the covenants contained in the Revolving Credit Agreement. The Term Loan Agreement contains affirmative and negative covenants and includes limitations on indebtedness, liens, fundamental changes and asset sales (which are subject to certain exceptions and thresholds) and certain financial covenants requiring compliance with either a maximum total net leverage ratio or, following satisfaction of a financial covenant transition condition, a minimum interest coverage ratio. The Term Loan Agreement also contains customary events of default (which are in some cases subject to certain exceptions, thresholds and grace periods) including, but not limited to, nonpayment of principal and interest, failure to perform or observe covenants, breaches of representations and warranties and certain bankruptcy-related events.
Bridge Facility
In connection with entering into the Purchase Agreement for the Indicor Acquisition, we obtained $5.0 billion in bridge financing commitments to fund the Indicor Acquisition. As a result of entering into the Revolving Credit Agreement and the Term Loan Agreement, such bridge financing commitments have been automatically reduced and terminated in full.
Concurrent Securities Offerings
Concurrently with this offering, we expect to offer US$       aggregate principal amount of US dollar-denominated senior notes (collectively, the “US dollar notes”) (the “USD Offering”) and €       aggregate principal amount of one or more tranches of euro-denominated senior notes (collectively, the “Euro notes”) (the “Euro Offering”, and collectively with the USD Offering, the “Concurrent Securities Offerings”) pursuant to separate prospectus supplements. We expect to use the net proceeds of the Concurrent Securities Offerings to repay all or a portion of the outstanding borrowings under the Financing Agreements and/or our outstanding commercial paper obligations and for general corporate purposes.
This offering, the USD Offering and the Euro Offering are not contingent upon one another. This prospectus supplement does not constitute an offer to sell any securities other than the notes. There can be no assurance that any of the Concurrent Securities Offerings will be completed on the terms described herein, or at all. The closing of each Concurrent Securities Offering is subject to the satisfaction of customary closing conditions.

THE OFFERING
The following summary contains basic information about the notes and is not intended to be complete.
For a more complete understanding of the notes, please refer to the sections entitled “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. For purposes of the description of the notes included in this prospectus supplement and the accompanying prospectus, references to “we,” “us” and “our” refer only to AMETEK, Inc. and do not include its subsidiaries.
Issuer
AMETEK, Inc.
Notes Offered
C$      aggregate principal amount of    % senior notes due 20   (the “notes”).
Maturity Date
           , 20  .
Interest
Interest on the notes will accrue at the rate of       % per annum.
Interest on the notes will be paid semi-annually on            and            of each year, beginning on           , 2027.
Optional Redemption
We may redeem some or all of the notes from time to time at the redemption price described in “Description of the Notes — Optional Redemption” in this prospectus supplement.
Repurchase upon a Change of
Control
The occurrence of a “Change of Control Repurchase Event” (as defined under “Description of the Notes — Change of Control” in this prospectus supplement) will require us to offer to repurchase from you all or a portion of your notes at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date). See “Description of the Notes — Change of Control” in this prospectus supplement.
Ranking
The notes will:
•
be our general unsecured senior obligations;

•
be effectively subordinated in right of payment to any future secured indebtedness to the extent of the value of the assets securing such debt;

•
be effectively subordinated to any indebtedness of our subsidiaries;

•
rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, including indebtedness under our Financing Agreements and Concurrent Securities Offerings; and

•
be senior in right of payment to any future senior subordinated or subordinated debt.

As of September 30, 2026, on a pro forma as adjusted basis after giving effect to this offering, the Concurrent Securities Offerings, and the application of the net proceeds from this offering and the Concurrent Securities Offerings as more fully described in “Use of Proceeds” in this prospectus supplement:
•
we would have had approximately $      billion of unsecured and unsubordinated indebtedness (including the Financing Agreements, the Concurrent Securities Offerings, our commercial paper program and the notes), all of which would constitute senior indebtedness;

•
we would have had no secured indebtedness to which the notes would have been effectively subordinated; and

•
our subsidiaries would have had approximately $16,000 of indebtedness to which the notes would have been effectively subordinated.

Payment of Additional Amounts
All payments of principal, premium, if any, and interest on the notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge imposed by the United States or a political subdivision or taxing authority thereof or therein having power to tax, unless the withholding of such tax, assessment or governmental charge is required by law or the official interpretation or administration thereof. In the event such withholding is required by law or the official interpretation or administration thereof, then, subject to certain exceptions, we will pay such “additional amounts” necessary so that the net payment of the principal of, premium, if any, and interest on the notes to a beneficial owner of the notes who is not a United States person (as defined in “Description of the Notes — Payment of Additional Amounts”), after the withholding of such tax, assessment or governmental charge (including any withholding on the payment of such additional amounts), will not be less than the amount provided in such notes to be then due and payable. See “Description of the Notes — Payment of Additional Amounts”.
Tax Redemption
If, due to certain changes in tax law, we have or will become obligated to pay additional amounts on the notes or, if as a result of an act taken by a taxing jurisdiction, there is a substantial probability that we will become obligated to pay additional amounts on the notes, then we may, on giving not less than 15 days’ nor more than 60 days’ notice, at our option, redeem the notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with interest accrued and unpaid to, but not including, the date fixed for redemption. See “Description of the Notes — Optional Redemption for Tax Reasons.”
Currency of Payment
All payments of interest and principal, including payments made upon any redemption of the notes, will be made in Canadian dollars. If the Canadian dollar is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the Canadian dollar is no longer being used by the Government of Canada or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the Canadian dollar is again available to us or so used. The amount payable on any date in Canadian dollars will be converted into U.S. dollars as described under “Description of the Notes — Issuance in Canadian Dollars; Payment on the Notes.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture.
Covenants
We will issue the notes under an indenture with U.S. Bank Trust Company, National Association, as trustee. The indenture, among other things, limits our ability to:
•
incur liens on Principal Property (as defined under “Description of the Notes”);

•
engage in certain sale/leaseback transactions; and

•
consolidate or merge with or into, or sell all or substantially all of our assets to, another person.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of Debt Securities — Covenants” in the accompanying prospectus and “Description of the Notes — Certain Covenants” in this prospectus supplement.
Listing and Trading
The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or included in any automated quotation system.
Use of Proceeds
We anticipate that the net proceeds from the offering, after deducting the underwriting discount and offering expenses payable by us, will be approximately C$      million. We intend to use the net proceeds from this offering, and the Concurrent Securities Offerings, to repay all or a portion of the outstanding borrowings under the Financing Agreements and/or our commercial paper obligations, and for general corporate purposes. Such borrowings were incurred to pay a portion of the cash consideration for the Indicor Acquisition and pay related fees and expenses. For more information, see “— Recent Developments — Indicor Acquisition” and “Use of Proceeds”.
Conflicts of Interest
As described under “Use of Proceeds,” we intend to use the net proceeds of this offering and the Concurrent Securities Offerings to repay all or a portion of the outstanding borrowings under the Financing Agreements and/or our commercial paper borrowings. As such, certain of the underwriters and their affiliates, who are lenders under our Financing Agreements or may own our commercial paper, may receive at least 5% of the net proceeds of this offering, after deducting underwriting discounts and estimated offering expenses payable by us. Because 5% or more of the net proceeds of this offering may be paid to any underwriter and its affiliates, which is considered a “conflict of interest” under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121, this offering will be made in accordance with the applicable requirements of FINRA Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Pursuant to FINRA Rule 5121(a)(1)(C), the appointment of a qualified independent underwriter is not necessary in connection with this offering because the notes offered pursuant to this prospectus supplement are investment grade rated under the requirements of paragraph (f)(8) of FINRA Rule 5121. In accordance with FINRA Rule 5121(c), no sales of the notes will be made to any discretionary account over which any underwriter with a conflict of interest exercises discretion without the prior specific approval of the account holder. See “Underwriting (Conflicts of Interest).”
Denominations
The notes will be issued in minimum denominations of C$2,000 and integral multiples of C$1,000 in excess thereof.
Form of Notes
The notes will be issued as fully registered notes, represented by one or more permanent global notes in fully registered book-entry form, deposited with, or on behalf of, CDS and registered in the name of CDS & Co., as nominee of CDS.
Ownership of interests in the global notes, referred to as “book-entry interests”, will be limited to persons that are direct or indirect participants in the CDS book-entry system. Book-entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by CDS and its participants.
Except as described under “Description of the Notes — Exchange of Book-Entry Notes for Certificated Notes,” owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form, and will not be considered to be holders of notes under the indenture. See “Description of the Notes — Book-Entry Delivery, Form and Settlement.”
US purchasers of the notes offered hereby should take delivery of the notes in Euroclear or Clearstream.
Governing Law
New York.
Trustee
U.S. Bank Trust Company, National Association.
Paying Agent
Computershare Trust Company of Canada
CUSIP / ISIN
               /
Risk Factors
Investing in the notes involves risks. In considering whether to purchase the notes, you should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein and therein. In particular, you should evaluate the specific risks set forth in the section entitled “Risk Factors” in this prospectus supplement in addition to the risks described under the heading “Item 1A. Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference herein. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

RISK FACTORS
Investing in the notes involves risks. In considering whether to purchase the notes, you should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein and therein. In particular, you should carefully consider the specific risks described below in addition to the risks described under the heading “Item 1A. Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference herein. You could lose part or all of your investment.
The risks and uncertainties discussed in this prospectus supplement and in the documents incorporated by reference herein are those we currently believe may materially affect us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.
Your ability to transfer the notes may be limited since there is no public market for the notes, and we do not know if an active trading market will ever develop, or if a market does develop, whether it will be sustained.
The notes will constitute a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or quotation of the notes on any automated dealer quotation system. We cannot assure you as to the development or liquidity of any trading market for the notes. The underwriters have advised us that they currently intend to make a market in the notes, as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading market develops, you may be unable to resell your notes at any price or at their fair market value.
If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the liquidity of any market for the notes.
The liquidity of any market for the notes will depend on a number of factors, including:
•
our credit ratings with major credit rating agencies;

•
the prevailing interest rates being paid by other companies similar to us;

•
the market price of our common shares;

•
our financial condition, operating performance and future prospects;

•
the market for similar securities;

•
the overall condition of the financial markets; and

•
the interest of securities dealers in making a market for the notes.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.
In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the price of the notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell your notes will be favorable.
Despite our current or future indebtedness level, we may still be able to incur substantially more debt.
We may be able to incur substantial indebtedness in the future. The terms of the indenture governing the notes do not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the Company.

Our debt instruments contain restrictive covenants that may adversely affect our ability to operate our business.
The credit agreements governing our Revolving Loans and the Term Loans, the indenture that will govern the notes and the note purchase agreements which govern our existing notes contain various covenants that limit our ability and the ability of our subsidiaries to, among other things:
•
incur certain liens;

•
enter into certain sale and leaseback transactions with respect to any of our Principal Property (as defined under “Description of the Notes”);

•
consolidate or merge with or into, or sell all or substantially all of our assets to, another person;

•
make accounting changes, except as required or permitted under generally accepted accounting principles;

•
make a material change to the nature of our business;

•
engage in speculative transactions; and

•
incur additional indebtedness and guarantee indebtedness.

In addition, the credit agreements governing our Revolving Loans and Term Loans and the note purchase agreements governing our existing notes contain financial maintenance covenants limiting the ratio of debt to earnings before interest, taxes, depreciation and amortization. Although we were in compliance with the financial maintenance covenant under such agreements as of September 30, 2026, the ability to meet each financial maintenance covenant can be affected by events beyond our control, and we cannot provide assurance that we will continue to meet these tests. A breach of certain covenants under the Financing Agreements could also result in a default under our other indebtedness. Upon the occurrence of an event of default under any of our indebtedness, the lenders could elect to declare all amounts outstanding thereunder to be immediately due and payable and terminate all commitments to extend further credit. If the lenders accelerate the repayment of borrowings, we may not have sufficient assets to repay our Revolving Loans, Term Loans and other indebtedness, including these notes.
We may be unable to generate the cash flow to service our debt obligations, including the notes.
We cannot assure you that our business will generate sufficient cash flow, or that we will be able to borrow funds under our Revolving Credit Agreement, in an amount sufficient to enable us to service our indebtedness, including the notes, or to make anticipated capital expenditures. Our ability to pay our expenses and satisfy our debt obligations, to refinance our debt obligations and to fund planned capital expenditures will depend on our future performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If we are unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt (including the notes) or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or borrow more money on terms acceptable to us, if at all. Additionally, the covenants contained in our Financing Agreements restrict our ability to incur additional debt.
We may not be able to repurchase the notes upon a Change of Control Repurchase Event.
Upon the occurrence of a “Change of Control Repurchase Event” (as described under “Description of the Notes — Change of Control” in this prospectus supplement), we will be required to offer to repurchase all of the outstanding notes offered hereby at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date). However, we may not be able to repurchase the notes upon a Change of Control Repurchase Event because we may not have sufficient funds to do so. In addition, our future debt agreements may contain provisions that restrict us from repurchasing all of the notes tendered by holders upon a Change of Control Repurchase Event. Our failure to repurchase the notes upon a Change of

Control Repurchase Event would cause a default under the indenture that will govern the notes, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes.
Redemption may adversely affect your return on the notes.
We have the right to redeem some or all of the notes prior to maturity, as described under “Description of the Notes — Optional Redemption” and under “Description of the Notes — Optional Redemption for Tax Reasons” in this prospectus supplement. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of the notes being redeemed.
The notes will be effectively subordinated in right of payment to any future secured indebtedness to the extent of the assets securing such indebtedness.
The notes will be unsecured and effectively subordinated in right of payment to any future secured indebtedness to the extent of the assets securing such indebtedness. Although the indenture limits our ability to incur liens on our Principal Property (as defined under “Description of the Notes”), the notes will be effectively subordinated to any future debt secured by Principal Property to the extent permitted by the indenture or secured by any of our other assets. In the event of our liquidation or insolvency or other events of default on any such secured debt or upon acceleration of the notes in accordance with their terms, we will be permitted to make payment on the notes only after any such secured debt has been paid in full. After paying any such secured debt in full, we may not have sufficient assets remaining to pay any or all amounts due on the notes. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on any such secured debt.
The notes will be effectively subordinated to any indebtedness of our subsidiaries.
The notes will be effectively subordinated to any indebtedness of our subsidiaries. Our subsidiaries are separate and distinct legal entities, and none of our subsidiaries will guarantee the notes or otherwise have any obligations to make payments in respect of the notes. As a result, claims of holders of the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries. In the event of any bankruptcy, liquidation, dissolution or similar proceeding involving one of our subsidiaries, any of our rights or the rights of the holders of the notes to participate in the assets of that subsidiary will be effectively subordinated to the claims of creditors of that subsidiary, and following payment by that subsidiary of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. As of September 30, 2026, our subsidiaries had approximately $16,000 of indebtedness to which the notes would have been effectively subordinated.
Our cash flow and our ability to service our indebtedness, including the notes, are partially dependent upon the earnings of our subsidiaries.
The notes are exclusively our obligations. Our cash flow and our ability to service our indebtedness, including the notes, are partially dependent upon the earnings of our subsidiaries. In addition, we are particularly dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.
Our subsidiaries are separate and distinct legal entities. Our subsidiaries will have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, our right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to the indebtedness held by us.

Trading in CDS is not subject to minimum denomination requirements.
The terms of the notes provide that notes will be issued with a minimum denomination of C$2,000 and integral multiples of C$1,000 above that amount. It is possible that CDS may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or any integral multiple of C$1,000 above that amount in its account with CDS at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.
The notes will initially be held in book-entry form and therefore investors must rely on the procedures of CDS to exercise any rights and remedies.
The notes will be issued as fully-registered, book-entry global notes (as such term is defined in “Description of the Notes — Book-Entry Delivery, Form and Settlement — General”), which will be deposited with, or on behalf of, CDS and registered, at the request of CDS, in the name of its nominee, which is currently CDS & Co. Interests in the global notes will trade in book-entry form only. Unless and until the notes in definitive registered form are issued in exchange for book-entry interests, owners of book-entry interests will not be considered registered owners or holders of the notes. CDS (or its nominee) will be the registered holder of the notes as stated on the global notes. Payments in respect of the global notes representing the notes (including principal, premium, if any, interest and additional amounts, if any) will be made to the paying agent. The paying agent will then make such payments to CDS. CDS will in turn distribute such payments to participants in accordance with its procedures. After payment to CDS (or its nominee), we, the trustee and the paying agent, will have no responsibility or liability for the payment of interest, principal, or other amounts to the owners of book-entry interests. Accordingly, if you own a book-entry interest, you must rely on the procedures of CDS, and if you are not a participant in CDS, on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder of notes under the indenture. See “Description of the Notes — Book-Entry Delivery, Form and Settlement — Depositary Procedures.”
Unlike the holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers, or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from CDS or, if applicable, a participant. There can be no assurance that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.
Similarly, upon the occurrence of an event of default under the indenture, unless and until notes in definitive registered form are issued in respect of all book-entry interests, if you own a book-entry interest, you will be restricted to acting through CDS. We, the trustee, and the paying agent cannot assure you that the procedures to be implemented through CDS will be adequate to ensure the timely exercise of rights under the notes. See “Description of the Notes — Book-Entry Delivery, Form and Settlement — Depositary Procedures.” Payments in respect of the global notes representing the notes (including principal, premium, if any, interest and additional amounts, if any) will be made to the paying agent one Business Day prior to the date such payment is due.
The notes permit us to make payments in U.S. dollars if we are unable to obtain Canadian dollars, and market perceptions concerning the instability of the Canadian dollar could materially adversely affect the value of the notes.
If, as described under “Description of the Notes — Issuance in Canadian Dollars; Payment on the Notes,” the Canadian dollar is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the Canadian dollar is no longer being used by the Government of Canada or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the Canadian dollar is again available to us or so used. In such circumstances, the amount payable on any date in Canadian dollars will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S.

Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/Canadian dollar exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined by us in our sole discretion on the basis of the most recently available market U.S. dollar/Canadian dollar exchange rate. This exchange rate may be materially less favorable than the rate in effect at the time the notes were issued. There can be no assurance that this exchange rate will be as favorable to holders of notes as the exchange rate that might otherwise be determined by applicable law or the exchange rate that might have been used had that rate been determined as of a specific date or with reference to a specific publication or other source of exchange rate data. These potential developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the notes, and you may lose a significant amount of your investment in the notes. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.
Holders of the notes will receive payments solely in Canadian dollars, except under certain limited circumstances.
All payments of interest on and the principal of the notes and any redemption price for the notes will be made in Canadian dollars, subject to certain limited exceptions. We, the underwriters, the trustee, and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of notes in converting, payments of interest, principal, any redemption price, or any additional amount in Canadian dollars made with respect to the notes into U.S. dollars or any other currency.
Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the Canadian dollar.
The initial investors in the notes will be required to pay for the notes in Canadian dollars. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining Canadian dollars or in converting other currencies into Canadian dollars to facilitate the payment of the purchase price for the notes.
An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:
•
significant changes in rates of exchange between the Canadian dollar and the investor’s home currency;

•
the imposition or modification of foreign exchange controls with respect to the Canadian dollar or the investor’s home currency; and

•
tax consequences for you as a result of any foreign exchange gains resulting from an investment in the notes.

Even if there are no actual exchange controls, it is possible that Canadian dollars would not be available to us when payments on a note are due because of circumstances beyond our control.
We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial, and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of the governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal, and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic volatility and the actions taken or to be taken by various national governments in response to such volatility could significantly affect the exchange rates between the Canadian dollar and the investor’s home currency.
Rates of exchange between Canadian dollars and other currencies have been volatile and similar or greater volatility may occur in the future. However, the exchange rates of an investor’s home currency for Canadian dollars and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the Canadian dollar against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note, the price payable upon any redemption of notes and any additional amounts, and generally in the investor’s home currency equivalent market value of that note. Appreciation of the Canadian dollar in relation to the investor’s home currency would have the opposite effects.
The Government of Canada may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of Canadian dollars at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.
Furthermore, the notes will be governed by New York law. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in Canadian dollars. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors whose home currency is not Canadian dollars would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of Canadian dollars into U.S. dollars will depend upon various factors, including which court renders the judgment. In addition, because the judgment would be converted into, and paid in, U.S. dollars, investors whose home currency is Canadian dollars would bear the risk of fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar from the date of entry of the judgment until the date the judgment is paid, which could also be a long time.
U.S. investors may also have important tax consequences as a result of foreign exchange gains or losses, if any. See “Material United States Federal Income Tax Consequences.”
This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial, tax, and legal advisors as to the risks involved in an investment in the notes.

USE OF PROCEEDS
We anticipate that the net proceeds to us from the sale of the notes, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately C$      million. We intend to use the net proceeds from this offering, together with the net proceeds from the Concurrent Securities Offerings, to repay all or a portion of the outstanding borrowings under the Financing Agreements and/or our outstanding commercial paper obligations, and for general corporate purposes.
The borrowings under our Revolving Credit Agreement mature in June 2031 and bear interest at a benchmark interest rate applicable to each Agreed Currency (as defined in the Revolving Credit Agreement) plus an applicable margin that ranges from 0.68% to 1.10% based on, at our election, our credit rating or, prior to a Financial Covenant Transition Date (as defined in the Revolving Credit Agreement), our net leverage ratio. As of October 30, 2026, the weighted average interest rate on the borrowings outstanding on the Revolving Credit Agreement was 3.15%.
The borrowings under our Term Loan Agreement mature on August 26, 2029 for Tranche A Loans, August 26, 2030 for Tranche B Loans, and August 26, 2031 for Tranche C Loans. Tranche A Loans bear interest at a secured overnight financing rate plus an applicable margin that ranges from 0.875% to 1.375%, Tranche B Loans bear interest at a secured overnight financing rate plus an applicable margin that ranges from 1.000% to 1.500%, and Tranche C Loans bear interest at a secured overnight financing rate plus an applicable margin that ranges from 1.250% to 1.750%, all based on, at our election, our credit rating or, prior to a Financial Covenant Transition Date (as defined in the Term Loan Agreement), our net leverage ratio. As of October 30, 2026, the weighted average interest rate on the borrowings outstanding on the Term Loan Agreement was 5.05%.
The borrowings under our commercial paper facility have varying maturities, but may not exceed 364 days from the date of issue. Our commercial paper is sold under customary terms in the commercial paper market, and bears varying interest rates. As of October 30, 2026, the amount of commercial paper outstanding was $280 million with a weighted-average maturity of approximately 14 days and a weighted-average interest rate of 4.20%.
Certain of the underwriters and/or their affiliates are acting as lenders under our Financing Agreements and own our commercial paper, and as a result, may receive a portion of the proceeds from this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION
The following table sets forth our cash and cash equivalents and consolidated capitalization as of September 30, 2026 on a historical basis and on a pro forma as adjusted basis to give effect to the sale of the C$      million aggregate principal amount of notes offered hereby, after deducting the underwriting discount and estimated offering expenses payable by us, as if this offering and the Concurrent Securities Offerings, but not the application of net proceeds from the offerings, had occurred on September 30, 2026. See “Use of Proceeds” in this prospectus supplement.
This table is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes in each case incorporated by reference in this prospectus supplement and the accompanying prospectus.
	As of September 30, 2026
	Actual	As Adjusted for This Offering
		(Unaudited)
	(In Thousands)
Cash and cash equivalents	$666,152	$
Debt
U.S Dollar 4.32% senior notes due December 2027	250,000		250,000
U.S Dollar 4.37% senior notes due December 2028	50,000		50,000
U.S Dollar 3.98% senior notes due September 2029	100,000		100,000
U.S Dollar 4.45% senior notes due August 2035	50,000		50,000
British Pound 2.59% senior note due November 2028	198,989		198,989
British Pound 2.70% senior note due November 2031	99,494		99,494
Euro 1.34% senior notes due October 2026	340,320		340,320
Euro 1.71% senior notes due December 2027	85,078		85,078
Euro 1.53% senior notes due October 2028	226,864		226,864
Revolving Credit Facility Borrowings	975,727		—
Commercial Paper Borrowings	306,000		—
Term Loans	4,000,000		—
Canadian dollar % senior notes due 20 (1)	—		—
Euro notes offered concurrently(1)	—		—
U.S. Dollar notes offered concurrently	—		—
Other	16		16
Deferred Financing Fees	(13,100)
Total Debt:	6,669,388
Total Net Debt:	6,003,236
Total Stockholders Equity	11,696,208		11,696,208
Total Capitalization	$18,365,596	$

(1)
Currency denominated in Euros reflects an exchange rate of $ per €1.00, as reported by Bloomberg on          , 2026. Currency denominated in Canadian Dollars reflects an exchange rate of $ per C$1.00, as reported by Bloomberg on          , 2026.

DESCRIPTION OF THE NOTES
The following description of the notes should be read together with the description set forth in the accompanying prospectus under the heading “Description of Debt Securities.” In the event that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on this prospectus supplement.
The description of the notes in this prospectus supplement and the accompanying prospectus is only a summary and is intended to be a useful overview of the material provisions of the notes and the indenture, but is not intended to be comprehensive. Since this description of the notes is only a summary, you should refer to the indenture for a complete description of our obligations and your rights thereunder. We have filed a copy of the indenture as an exhibit to the registration statement of which the accompanying prospectus is a part.
The notes are a series of “senior debt securities” as described in the accompanying prospectus. We will issue the notes under an indenture, dated as of November 10, 2026 (as such indenture has been and may be amended from time to time, the “indenture”), between us and U.S. Bank Trust Company, National Association, as trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by referencing the Trust Indenture Act of 1939, as amended.
We may, without notice to, or the consent of, the registered holders of the notes, issue an unlimited principal amount of additional notes having identical terms and conditions as the notes, other than the issue date, issue price and, in some cases, the first interest payment date. We will only be permitted to issue such additional notes if, at the time of such issuance, we are in compliance with the covenants contained in the indenture. Any additional notes will be part of the same issue as the notes offered hereby and will vote on all matters with the holders of the notes, provided that if such additional notes are not fungible for U.S. federal income tax purposes with the notes offered hereby, such additional notes will be issued with a separate CUSIP number.
When we refer to “we,” “us” or “our” in this section, we refer only to AMETEK, Inc., the issuer of the notes, and not to its subsidiaries. Unless otherwise defined in this section below, capitalized terms used in this “Description of the Notes” section are defined under “Description of Debt Securities — Definitions” in the accompanying prospectus. The notes will be issued only in registered form, without interest coupons, in denominations of C$2,000 and integral multiples of C$1,000 above that amount. No service charge will be made for any registration of transfer or any exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.
We do not intend to list the notes on any securities exchange or include them in any automated dealer quotation system.
Except as set forth under the caption “Material United States Federal Income Tax Consequences,” we make no representation as to the tax consequences of purchasing, holding, or selling the notes, or a beneficial interest in the notes, under federal, state, or non-U.S. tax laws. Prospective holders of notes or beneficial interests in the notes are encouraged to consult with their own tax advisors with respect to such tax consequences, including the Canadian and U.S. federal income tax consequences of the receipt of payments in, and of any conversion of amounts into or out of, Canadian dollars.
Principal, Maturity and Interest
We will issue one series of notes.
The     % senior notes due 20  , initially limited to C$      aggregate principal amount and which will mature on                 , 20  (the “notes”), will constitute a series of senior debt securities issued under the indenture. The trustee will perform administrative duties for us, such as sending out notices under the indenture; and Computershare Trust Company of Canada will act as registrar, transfer agent, authenticating agent and paying agent for the notes as described under “— Book-Entry Delivery, Form and Settlement” and “— Payment and Paying Agent” below. The rights of holders of beneficial interests in the notes to receive the payments of interest on the notes are subject to the applicable procedures of CDS and its participants (see “— Book-Entry Delivery, Form and Settlement”).

The notes will bear interest at a fixed rate per year of     %, beginning on           , 2026 or from the most recent date to which interest has been paid or provided for, payable semi-annually in arrears to holders of record at the close of business on                 and                 (whether or not a Business Day) immediately preceding the respective interest payment on                 and                 of each year, respectively.
If either a date for payment of principal or interest on the notes or the maturity date of the notes falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. In that case, no interest will accrue on or be payable for the period from and after the original payment date to such next succeeding Business Day. For these purposes, “Business Day” means any day that is not a Saturday or Sunday and that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in New York, New York, United States or in Toronto, Ontario, Canada.
Interest on the notes will be calculated as follows: for a full semi-annual interest period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months; and for any interest period that is not a full semi-annual interest period, interest will be computed on the basis of a 365-day year and the actual number of days in such interest period (Actual/Actual Canadian Compound Method). All Canadian dollar amounts resulting from this calculation will be rounded to the nearest cent. Solely for the purposes of disclosure under the Interest Act (Canada), the yearly rate of interest to which the rate used in such calculation is equivalent during any particular period is the rate so used (x) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (y) divided by the number of days based on which such rate is calculated.
Payments of principal of and interest on the notes issued in book-entry form will be made as described below under “— Book-Entry Delivery, Form and Settlement — Depositary Procedures.” Payments of principal of and interest on notes issued in definitive form, if any, will be made as described below under “—Book-Entry Delivery, Form and Settlement — Payment and Paying Agent.”
The notes will not contain any sinking fund provisions.
In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See “Description of Debt Securities — Defeasance and Satisfaction and Discharge — Defeasance” in the accompanying prospectus for more information about how we may do this.
We may at any time purchase notes by tender, in the open market or by private agreement, subject to applicable law.
Issuance in Canadian Dollars; Payment on the Notes
Initial investors in the notes will be required to pay for the notes in Canadian dollars, and all payments of principal of, the redemption price (if any), and interest and additional amounts (as defined below, if any), on the notes, will be payable in Canadian dollars, provided, that if on or after the date of this prospectus supplement, Canadian dollars are unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if Canadian dollars are no longer being used by the Government of Canada or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until Canadian dollars are again available to us or so used.
The amount payable on any date in Canadian dollars will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/Canadian dollar exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined by us in our sole discretion on the basis of the most recently available market U.S. dollar/Canadian dollar exchange rate. Neither the trustee nor any paying agent will have any responsibility for any such calculation or conversion.

Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.
In the event of an official redenomination of Canadian dollars, the obligations with respect to payments on the notes immediately following such redenomination shall be regarded as providing for the payment of that amount of Canadian dollars representing the amount of such obligations immediately before such redenomination. The notes do not provide for any adjustment to any amount payable under the notes as a result of any change in the value of Canadian dollars relative to any other currency due solely to fluctuations in exchange rates.
All determinations made by us under this heading will be at our sole discretion and, in the absence of manifest error, will be conclusive for all purposes and binding on the holders of the notes.
We, the underwriters, the trustee and the paying agent will not be obligated to convert, or to assist any registered owner or beneficial owner of notes in converting, payments of principal, interest, any redemption price or any additional amount made in Canadian dollars into U.S. dollars or any other currency. Investors will be subject to foreign-exchange risks as to payments on the notes that may have important economic and tax consequences to them. See “Risk Factors” and the discussion of the foreign-currency rules under “Material United States Federal Income Tax Consequences.”
Ranking
The notes will be senior unsecured and unsubordinated indebtedness and will rank equally with all of our existing and future senior unsecured and unsubordinated indebtedness. However, the notes are effectively subordinated to the indebtedness of our subsidiaries and effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing such indebtedness. As of September 30, 2026 on a pro forma as adjusted basis after giving effect to this offering and the application of the net proceeds from this offering and the Concurrent Securities Offerings as more fully described in “Use of Proceeds” in this prospectus supplement:
•
we would have had approximately $       billion of unsecured and unsubordinated indebtedness (including the Euro notes, US dollar notes and the notes), all of which would constitute senior indebtedness; we would have no secured indebtedness to which the notes would have been effectively subordinated; and

•
our subsidiaries would have had approximately $16,000 of indebtedness to which the notes would have been effectively subordinated.

The notes will be effectively subordinated to any indebtedness of our subsidiaries. Our subsidiaries are separate and distinct legal entities, and none of our subsidiaries will guarantee the notes or otherwise have any obligations to make payments in respect of the notes. As a result, claims of holders of the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries. In the event of any bankruptcy, liquidation, dissolution or similar proceeding involving one of our subsidiaries, any of our rights or the rights of the holders of the notes to participate in the assets of that subsidiary will be effectively subordinated to the claims of creditors of that subsidiary, and following payment by that subsidiary of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise.
We are obligated to pay compensation to the trustee and to indemnify the trustee against certain losses, liabilities and expenses incurred by the trustee in connection with its duties relating to the notes. The trustee’s claims for these payments will generally be senior to those of holders of the notes in respect of all funds collected or held by the trustee.
Optional Redemption
The notes will be redeemable at our option, in whole or in part, at any time and from time to time (in C$1,000 increments, provided that any remaining principal amount thereof will be at least the minimum authorized denomination thereof) prior to the Par Call Date (as set forth in the table below), at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)   the Canada Yield Price (as defined below) with respect to the notes to be redeemed, and
(2)   100% of the principal amount of the notes to be redeemed,
plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.
Series	Par Call Date	Applicable Canada Yield Spread
Notes	, 20 ( months prior to maturity)	basis points
For purposes of calculating the redemption price in connection with the redemption of the notes on any redemption date, the following terms have the meaning set forth below:
“Applicable Canada Yield Spread” means the Applicable Canada Yield Spread set forth in the table above.
“Canada Yield Price” means, with respect to the notes to be redeemed, a price for such notes, calculated on the Business Day preceding the date on which notice of redemption is given and in accordance with generally accepted Canadian financial practice, to provide a yield to the Par Call Date equal to the Government of Canada Yield on such Business Day plus the Applicable Canada Yield Spread.
“Government of Canada Yield” means, on any date, the bid-side yield to maturity on such date as determined by the arithmetic average (rounded to three decimal places) of the yields quoted at 10:00 a.m. (Toronto time) by any two nationally recognized investment dealers in Canada selected by us assuming semi-annual compounding and calculated in accordance with generally accepted Canadian financial practice, which a non-callable Government of Canada bond would carry if issued in Canadian dollars in Canada at 100% of its principal amount on such date with a term to maturity that most closely approximates the remaining term of the notes to be redeemed to the Par Call Date.
“Par Call Date” means the Par Call Date set forth in the table above.
On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time (in C$1,000 increments, provided that any remaining principal amount thereof will be at least the minimum authorized denomination thereof), at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed, at the address of such holder appearing in the register of the notes maintained by the registrar (or otherwise in accordance with the depositary’s procedures).
Once notice of redemption is delivered, the notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest to, but excluding, the redemption date, and will be paid upon surrender thereof for redemption. If only a portion of the notes is redeemed, the trustee will issue in the name of the registered holder of the notes and deliver to such holder a new note in a principal amount equal to the unredeemed portion of the principal of the notes surrendered for redemption.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.
In the case of a partial redemption, selection of the applicable notes for redemption will be made in accordance with the procedures of CDS. No notes of a principal amount of C$2,000 or less will be redeemed in part; if any note is to be redeemed in part, the unredeemed portion must be at least C$2,000, and any note redeemed in part must be redeemed in a minimum principal amount of C$1,000 and integral multiples of C$1,000 in excess thereof. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by CDS or another depositary, the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. Neither the trustee nor any paying agent shall be responsible for determining or calculating the redemption price, the Canada Yield Price or the Government of Canada Yield.
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal, premium, if any, and interest with respect to the notes to a beneficial owner that is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:
(1)   to any tax, assessment or other governmental charge that would not have been imposed but for the holder, a fiduciary, settlor, beneficiary, member or shareholder of the holder, or a person holding a power over an estate or trust administered by a fiduciary holder, being treated as:
a.
being or having been present in, or engaged in a trade or business in, the United States or having or having had a permanent establishment in the United States or having been incorporated therein;

b.
having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment in respect of the notes or the enforcement of any rights under the indenture), including being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

c.
being or having been a personal holding company, a passive foreign investment company, a foreign controlled foreign corporation or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

d.
being or having been a “10-percent shareholder,” as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, of an Issuer; or

e.
being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

(2)   to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
(3)   to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)   to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;
(5)   to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;
(6)   to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except for additional amounts with respect to taxes that would have been imposed had the holder or beneficial owner presented the Notes for payment within such 30 day period;
(7)   to any tax, assessment or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any Treasury regulations promulgated thereunder, or any other official interpretations thereof (collectively, “FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;
(8)   any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later; or
(9)   in the case of any combination of items (1) through (8).
Except as specifically provided under this heading “— Payment of Additional Amounts,” we will not be required to pay additional amounts in respect of any tax, assessment or other governmental charge. References in this prospectus supplement and the accompanying prospectus to any payment on the notes include the related payment of additional amounts, as applicable.
As used under this heading “— Payment of Additional Amounts” and under the heading “— Optional Redemption for Tax Reasons,” the term “United States” means the United States of America, any state thereof, and the District of Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person for U.S. federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.
Optional Redemption for Tax Reasons
If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein having power to tax) (a “Relevant Taxing Jurisdiction”), or any change in, or amendment to, the official position regarding the application or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), or in each of the foregoing cases an announced prospective change in respect thereof, which change or amendment becomes (or will become) effective on or after the date of this prospectus supplement, we become or will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” in respect of the notes or (b) any act is taken by a Relevant Taxing Jurisdiction on or after the date of this prospectus supplement, whether or not such act is taken with respect to us or any affiliate, that results in a substantial probability that we will be required to pay such additional amounts in respect of the notes, then we may, at our option, redeem the notes, in whole but not in part, upon not less than 15 days’ nor more than 60 days’ published notice in accordance with “— Notices” below, at 100% of the principal amount of the notes of such series, plus accrued and unpaid interest on the notes to, but not including, the date fixed for redemption; provided that we determine, in our business judgment, that the obligation to pay such additional amounts in respect of the notes cannot be avoided by the use of reasonable measures available to us (which does not include substitution of the obligor under the notes of such series). No redemption of the notes pursuant to (a) or (b) above may be made unless we have received an opinion of independent counsel to the effect that as a result of such change or amendment we will, or that an act taken by a Relevant Taxing Jurisdiction has resulted in a substantial probability that we will, be required to pay the additional amounts described herein under the heading “— Payment of Additional Amounts” in respect of the notes, and we shall have delivered to the trustee an officers’ certificate, signed by a duly authorized officer, stating that based on such opinion we are entitled to redeem the notes pursuant to their terms.
Events of Default
In addition to those set forth under “Description of Debt Securities — Events of Default” in the accompanying prospectus, the following is an “event of default” under the indenture with respect to the debt securities:
(1) a failure to make any payment at maturity, including any applicable grace period, on any of our indebtedness (other than indebtedness of ours owing to any of its subsidiaries) outstanding in an amount in excess of $250 million or its foreign currency equivalent at the time and continuance of this failure to pay or (2) a default on any of our indebtedness (other than indebtedness owing to any of our subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $250 million or its foreign currency equivalent at the time without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (1) or (2) above; provided, however, that if any failure, default or acceleration referred to in clauses (1) or (2) above ceases or is cured, waived, rescinded or annulled, then the event of default under the indenture will be deemed cured.
Certain Covenants
The covenants described in the accompanying prospectus under the caption “Description of Debt Securities  — Certain Covenants” apply to the notes.
Limitation on Liens
So long as the senior debt securities are outstanding under the indenture, neither we nor any Restricted Subsidiary will, directly or indirectly, issue, incur, create, assume or guarantee any indebtedness secured by a mortgage, security interest, pledge, lien, charge or other encumbrance upon any Principal Property or upon any shares of capital stock or indebtedness of any Restricted Subsidiary (a “mortgage”), whether such Principal Property, shares or indebtedness are now existing or owned or hereafter created or acquired, unless prior to or at the same time the senior debt securities are equally and ratably secured with or, at our option, prior to such secured indebtedness.
This restriction does not apply to
•
mortgages on property, shares of capital stock or indebtedness or other assets of any entity existing at the time such entity becomes a Restricted Subsidiary, provided that such mortgage was not incurred in anticipation of such entity becoming a Restricted Subsidiary;

•
mortgages on property, shares of capital stock, indebtedness or other assets existing at the time of acquisition by us or any Restricted Subsidiary (which may include property previously leased by us and leasehold interests on the property, provided that the lease terminates prior to or upon the acquisition), provided that such mortgage was not incurred in anticipation of such acquisition;

•
mortgages on property, shares of capital stock, indebtedness or other assets to secure any indebtedness incurred prior to, at the time of, or within 270 days after, the latest of the acquisition of such property, shares of capital stock or indebtedness, or in the case of real property, the completion of construction, the completion of improvements or the beginning of substantial commercial operation of such real property for the purpose of financing all or any part of the purchase price of such real property, the construction thereof or the making of improvements thereto;
•
mortgages in favor of us or another Restricted Subsidiary;

•
mortgages existing at the time of the closing of the offering of the senior debt securities;

•
mortgages on property or other assets of any entity existing at the time such entity is merged into or consolidated with either us or any Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such entity as an entirety or substantially as an entirety to either us or any Restricted Subsidiary, provided that this mortgage was not incurred in anticipation of the merger or consolidation or sale, lease or other disposition;

•
mortgages in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia) to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to such mortgages;

•
mortgages created in connection with a project financed with, and created to secure, a Nonrecourse Obligation;

•
mortgages securing all of the senior debt securities outstanding under the indenture;

•
mortgages on accounts receivable securing our indebtedness; or

•
extensions, renewals or replacements of any mortgage referred to above without increase of the principal of the indebtedness secured by the mortgage;

provided, however, that any mortgages permitted by any of the clauses above shall not extend to or cover any property of ours or that of any Restricted Subsidiary, as the case may be, other than the property specified in these clauses and improvements to this property.
Notwithstanding the restrictions outlined in the preceding paragraphs, we and any Restricted Subsidiary are permitted to issue, incur, create, assume or guarantee indebtedness secured by a mortgage without equally and ratably securing the senior debt securities then outstanding under the indenture, if, after giving effect thereto and any concurrent retirement of indebtedness, the aggregate amount of all indebtedness secured by mortgages (not including mortgages permitted under the above) does not at such time exceed 15% of Consolidated Net Tangible Assets at such time.
Notwithstanding the foregoing, any mortgage securing the senior debt securities granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release by all holders of the indebtedness secured by the mortgage giving rise to the mortgage securing the senior secured securities (including any deemed release upon payment in full of all obligations under such indebtedness).
Limitation on Sale and Leaseback Transactions
So long as the senior debt securities are outstanding under the indenture, neither we nor any Restricted Subsidiary will enter into any “sale/leaseback transaction” (as defined below) with respect to any Principal Property, whether now owned or hereafter acquired by us or any Restricted Subsidiary, unless:
(a)
we or such Restricted Subsidiary would, at the time of entering into such arrangement, be able to incur indebtedness secured by a mortgage on the Principal Property involved in the transaction at least equal in amount to the Attributable Debt with respect to such sale/leaseback transaction, without equally and ratably securing the senior debt securities under the covenant described in “— Limitation on Liens” above; or

(b)
the net proceeds of the sale of the Principal Property to be leased are at least equal to such Principal Property’s fair market value, as determined by our board of directors or as established or affirmed by a nationally recognized independent third-party valuation firm, and the proceeds are applied within 180 days of the effective date of the sale/leaseback transaction to the purchase, construction, development or acquisition of assets that are Principal Property or to the repayment of senior indebtedness of us or any Restricted Subsidiary.

This restriction does not apply to sale/leaseback transactions:
•
entered into prior to the time of the closing of the offering of the senior debt securities;

•
between us and any Restricted Subsidiary or between Restricted Subsidiaries;

•
under which the rent payable pursuant to such lease is to be reimbursed under a contract with the U.S. Government or any instrumentality or agency thereof;

•
involving leases for a period of no longer than three years; or

•
in which the lease for the property or asset is entered into within 270 days after the date of acquisition, completion of construction or commencement of full operations of such property or asset, whichever is latest.

For purposes of this “— Limitation on Sale and Leaseback Transactions” section, the following terms have the following meanings:
A “sale/leaseback transaction” means an arrangement relating to property now owned or hereafter acquired whereby either we transfer, or any Restricted Subsidiary transfers, such property to a person and either we or any Restricted Subsidiary leases it back from such person.
Notwithstanding the restrictions outlined in the preceding paragraphs, we and any Restricted Subsidiary will be permitted to enter into sale/leaseback transactions that would otherwise be subject to such restrictions, without complying with the requirements of clauses (a) and (b) above, if, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to sale/leaseback transactions existing at such time that could not have been entered into except for the provisions described in this paragraph, together with the aggregate amount of all outstanding indebtedness secured by mortgages permitted by any of the bullets under “— Limitation on Liens” above, does not exceed 15% of Consolidated Net Tangible Assets at such time.
A sale/leaseback transaction shall not be deemed to result in the creation of a mortgage.
“Attributable Debt” means, when used in connection with a sale/leaseback transaction, on any date as of which the amount of Attributable Debt is to be determined, the product of (a) the net proceeds from the sale/leaseback transaction multiplied by (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in the sale/leaseback transaction (without regard to any options to renew or extend such term) remaining on the date of the making of the computation, and the denominator of which is the number of full years of the term of the lease measured from the first day of the term.
“Consolidated Net Tangible Assets” means, as of the date of determination, the aggregate amount of assets included on AMETEK’s consolidated balance sheet as of the most recent fiscal quarter end for which such consolidated balance sheet is available, minus (a) all current liabilities, except for current maturities of long-term debt and current maturities of obligations under capital leases, and (b) total goodwill and other intangible assets, all as set forth on the most recent consolidated balance sheet of AMETEK and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.
“indebtedness” means, with respect to any person, obligations (other than Nonrecourse Obligations) of such person for borrowed money or evidenced by bonds, debentures, notes or similar instruments.
“Nonrecourse Obligation” means indebtedness or other obligations substantially related to (a) the acquisition of assets not previously owned by us or any Restricted Subsidiary or (b) the financing of a project involving the development or expansion of our properties or those of any Restricted Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any Restricted Subsidiary or any of our assets or those of any Restricted Subsidiary other than the assets that were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).
“Principal Property” means the land, land improvements, buildings (to the extent they constitute real property interests and including any leasehold interest therein) and fixtures (including, for the avoidance of doubt, all machinery and equipment) constituting the principal corporate office, any manufacturing plant, any manufacturing facility or any warehouse (whether now owned or hereafter acquired), the net book value of which on the date the determination is being made is an amount which exceeds the greater of 1% of Consolidated Net Tangible Assets and $50 million, that (1) is owned by us or any of our subsidiaries and (2) is located within any of the present 50 states of the United States of America (or the District of Columbia), unless our board of directors has determined in good faith that such property is not materially important to the total business conducted by us and our subsidiaries, taken as a whole.
“Restricted Subsidiary” means any of our direct or indirect subsidiaries that owns any Principal Property; provided, however, that the term “Restricted Subsidiary” does not include:
•
any such subsidiary that is principally engaged in leasing or in financing receivables or that is principally engaged in financing outside the United States of America our operations or those of our subsidiaries; or

•
any such subsidiary less than 80% of the Voting Stock of which is owned, directly or indirectly, by us, by one or more of our other subsidiaries or by us and one or more of our other subsidiaries if the common stock of such subsidiary is traded on any national securities exchange or in the over-the-counter market.

“Voting Stock” of a person means all classes of any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity, to the extent then outstanding and normally entitled to vote in the election of such person’s directors, managers or trustees, as applicable.
Change of Control
If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem all of the notes as described under “— Optional Redemption” above, each holder will have the right to require us to repurchase all or any part (equal to or in excess of C$2,000 and in integral multiples of C$1,000 above that amount) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date).
Within 30 days following any Change of Control Repurchase Event, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will send, by first class mail, a notice to each holder, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer, stating:
(i)   that such Change of Control Repurchase Event has occurred or is pending and that such holder has the right to require us to repurchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date) (the “Change of Control Payment”);
(ii)   if such notice is mailed prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date;
(iii)   the date of repurchase (which shall be no earlier than 30 days nor later than 60 days from the date the Change of Control Offer is mailed) (the “Change of Control Payment Date”); and
(iv)   the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its notes repurchased.
On the Change of Control Payment Date, we will, to the extent lawful:

(a)   accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
(b)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and
(c)   deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased by us.
The paying agent will as promptly as practicable mail, to each holder of notes so tendered, the Change of Control Payment for such notes, and the trustee will as promptly as practicable authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any.
If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the person in whose name a note is registered at the close of business on such interest record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.
Except as described above with respect to a Change of Control Repurchase Event, the indenture does not contain provisions that permit the holders to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
We will not be required to make the Change of Control Offer upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to the Change of Control Offer made by us and repurchases all notes validly tendered and not withdrawn under such offer.
We will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.
Our ability to repurchase notes pursuant to the Change of Control Offer may be limited by a number of factors. Certain events that may constitute a change of control under our other senior indebtedness and indebtedness of our subsidiaries and cause a default under the agreements related to such indebtedness may not constitute a Change of Control Repurchase Event under the indenture. Our Financing Agreements provide that the occurrence of certain change of control events would constitute a default thereunder. Future indebtedness of ours and our subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control Repurchase Event or require such indebtedness to be repurchased upon a Change of Control Repurchase Event. Moreover, any exercise by the holders of our outstanding senior notes of their right to require us to repurchase their notes could cause a default under such indebtedness, even if a Change of Control Repurchase Event itself does not, due to the financial effect of such repurchases on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — We may not be able to repurchase the notes upon a Change of Control Repurchase Event.”
Even if sufficient funds were otherwise available, the terms of our future indebtedness may prohibit our prepayment of the notes before their scheduled maturity. Consequently, if we are not able to prepay our senior indebtedness and any such other indebtedness containing similar restrictions or obtain requisite consents, we will not be able to fulfill our repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control Repurchase Event, resulting in a default under the indenture. A default under the indenture may result in a cross-default under our other senior indebtedness, including under our Financing Agreements.

The Change of Control Repurchase Event provisions described above may deter certain mergers, tender offers and other takeover attempts involving us by increasing the capital required to effectuate such transactions. The definition of “Change of Control” below includes a disposition of all or substantially all of our property and assets and our subsidiaries taken as a whole to any person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a person. As a result, it may be unclear as to whether or not a Change of Control, and thus a Change of Control Repurchase Event, has occurred and whether or not a holder of notes may require us to make an offer to repurchase the notes as described above. The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the holders of a majority in principal amount of the outstanding notes.
For purposes of this “— Change of Control” section, the following terms have the following meanings:
“Change of Control” means:
(a)   the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Sections 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of our Voting Stock (or our successor by merger, consolidation or purchase of all or substantially all of our assets) (for the purposes of this clause, such person shall be deemed to beneficially own any of our Voting Stock held by a parent entity, if such person “beneficially owns” (as defined above), directly or indirectly, more than a majority of the voting power of the Voting Stock of such parent entity); or
(b)   we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or
(c)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of the subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than to us or one of our subsidiaries; or
(d)   the adoption by our stockholders of a plan or proposal for our liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly owned subsidiary of a holding company and (b) immediately following that transaction, (1) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) no person or group is the beneficial owner, directly or indirectly, of more than a majority of the total voting power of the Voting Stock of the holding company.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Decline with respect to such Change of Control. Notwithstanding anything in this “— Change of Control” section, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Investment Grade” means BBB− or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s or, if either S&P or Moody’s shall not make a rating on the notes publicly available, another Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Rating Agency” means each of S&P and Moody’s or, to the extent S&P or Moody’s or both do not make a rating on the notes publicly available, a “nationally recognized statistical rating organization” (within the meaning of Section 3(a)(62) under the Exchange Act) or “organizations,” as the case may be, selected by us (as certified by a resolution of our board of directors), which shall be substituted for S&P or Moody’s, or both, as the case may be.
“Rating Decline” means, with respect to a Change of Control, the notes cease to be rated Investment Grade by each Rating Agency on any date during the period (“Trigger Period”) from the date of the public notice of an arrangement that could result in such Change of Control until 60 days following the consummation of such Change of Control (which Trigger Period will be extended for so long as the rating on the notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies).
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.
“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors, managers or trustees, as applicable, of such person.
Reporting
As set forth in the indenture, we will be required, so long as any of the notes are outstanding, to file with the trustee (electronically or in hard copy), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of such Sections, then we will file with the trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. We will be deemed to have furnished such information, documents and reports to holders if we have filed such information, documents and reports with the SEC using the EDGAR filing system and such information, documents and reports are publicly available via EDGAR.
Book-Entry Delivery, Form and Settlement
General
The notes will be issued in registered, global form in denominations of C$2,000 and integral multiples of C$1,000 above that amount. Initially, the notes will be represented by one or more permanent global certificates (the “global notes”) (which may be subdivided) in definitive, fully registered form without interest coupons. The global notes will be issued on the issue date only against payment in immediately available funds.
The global notes will be deposited on or about the issue date with, or on behalf of, CDS Clearing and Depository Services Inc. (“CDS”) and registered in the name of CDS & Co., as nominee of CDS. Beneficial interests in the global notes will be held through participants in the CDS book-entry system. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of CDS or to a successor of CDS or its nominee. Beneficial interests in a global note may not be exchanged for notes in certificated form except in the limited circumstances described below under “— Exchange of Book-Entry Notes for Certificated Notes.” Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of CDS and its direct or indirect participants, which may change from time to time.
Depositary Procedures
CDS is Canada’s national securities depository, clearing and settlement hub, supporting Canada’s equity, fixed income and money markets. Functioning as a service utility for the Canadian financial community, CDS provides a wide variety of computer-automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants include banks, investment dealers and trust companies and may include certain of the underwriters. Indirect access to CDS is available to other organizations that clear through, or maintain a custodial relationship with, a CDS participant. Transfers of ownership and other interests in notes in CDS, including cash distributions, may only be processed through CDS participants and will be completed in accordance with existing CDS rules and procedures. CDS is headquartered in Toronto and has offices in Montreal, Vancouver and Calgary. CDS is a subsidiary of The Canadian Depository for Securities Limited, part of TMX Group Limited. We have obtained the information in this section concerning CDS and the book-entry procedures and settlement from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
For as long as the notes are maintained in book-entry form at CDS, CDS or its nominee will be the registered holder of the global notes for all purposes, and all payments on the notes will be made to CDS in accordance with its rules and procedures. Payments to owners of beneficial interests in the notes will be made in accordance with the rules and procedures of CDS and its participants. Consequently, owners of beneficial interests will need to look to CDS and its participants through which they own their interest for any payment or to exercise any rights in respect of the notes. None of us, the trustee nor the paying agent have any responsibility for the actions of CDS or its participants.
Each purchaser of notes represented by a global note is expected to receive a customer confirmation of purchase from the underwriter or other registered dealer from which the notes are purchased in accordance with the practices and procedures of the selling underwriter or dealer. CDS will be responsible for establishing and maintaining book-entry accounts for its direct participants having interests in global notes, and direct and indirect participants of CDS will be responsible for maintaining book-entry accounts for beneficial owners holding interests in global notes. Sales of interests in a global note can only be completed through participants in the book-entry only depositary service of CDS. Neither we, the trustee, the paying agent nor the underwriters will assume any liability for: (a) any aspect of the records relating to the beneficial ownership of the notes held by CDS or any of its direct or indirect participants or the payments relating thereto; (b) maintaining, supervising or retaining any records of CDS relating to the notes; or (c) any advice or representation made by, or with respect to, CDS or any action to be taken by CDS or at the direction of its participants.
Investors may elect to hold interests in the notes outside Canada through Clearstream or Euroclear if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through securities accounts in Clearstream’s and Euroclear’s names on the books of their respective sub-custodians, which in turn hold those interests, directly or indirectly, through CDS.
Such holding of interests in the Notes through Euroclear or Clearstream will be subject to the rules and procedures of CDS, Euroclear and Clearstream. Neither we, the trustee, the paying agent nor the underwriters will have any responsibility for the performance by CDS, Clearstream or Euroclear, or their respective direct or indirect participants, of their obligations under the rules and procedures governing their operations.
Exchange of Book-Entry Notes for Certificated Notes
Each global note is exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:
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the book-entry only system ceases to exist;

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we determine that CDS is no longer willing or able to act as depositary with respect to the notes and we are unable to locate a qualified successor;

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we, at our option, elect to terminate the holding of the notes in the book-entry system through CDS;

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it is required by law; or

•
an event of default with respect to the notes has occurred and is continuing.

If definitive notes are issued, they will be issued in registered form in denominations of C$2,000 and integral multiples of C$1,000 in excess thereof, and will be registered in the names, and issued in the approved denominations, requested by or on behalf of CDS in accordance with its customary procedures.
Transfers of beneficial ownership of notes represented by a global note will be effected only through records maintained by CDS for such global note (with respect to interests of participants) and on the records of its direct and indirect participants (with respect to interests of persons other than participants). Beneficial owners who are not participants in the book-entry only depositary service of CDS, but who desire to purchase, sell or otherwise transfer ownership of or other interests in a global note, may do so only through participants in the book-entry only depositary service of CDS. The ability of a beneficial owner of an interest in a note represented by a global note to pledge the notes or otherwise take action with respect to such owner’s interest in the notes represented by a global note (other than through a participant) may be limited due to the lack of possession of a certificate representing physical notes.
Notices
Any notices required to be given to the holders of the notes will be given to CDS, as the registered holder of the global notes. If a global note is exchanged for notes in definitive form, notices to holders of the notes will be made by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.
Payment and Paying Agent
Payments of principal, premium, if any, interest, including payments made upon any redemption, and additional amounts, if any, with respect to the notes in book-entry form represented by one or more global notes will be made by us through the paying agent to CDS or its nominee, as the case may be, as the holder of the global note or global notes representing such notes in book-entry form. We expect that CDS, upon receipt of any payment of principal, premium, if any, interest, including payments made upon any redemption, and additional amounts, if any, with respect to a global note, will credit, on the date such amount is payable, its participants’ accounts with payments in amounts proportionate to their respective interests in the principal amount of such global note as shown on the records of CDS. If we issue definitive notes, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our Canadian paying agent. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of noteholders maintained by the registrar.
We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.
Computershare Trust Company of Canada will initially act as the paying agent with respect to the notes, acting through its corporate trust office currently located at 320 Bay Street, 14th Floor, Toronto, Ontario M5H 4A6. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts; provided that we will at all times maintain a paying agent in Canada for so long as the notes are outstanding.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes that generally are applicable to holders that purchase notes in the initial offering at their issue price (i.e., the first price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold such notes as capital assets pursuant to Section 1221(a) of the Code (generally property held for investment). This summary is based upon the applicable provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date of this prospectus supplement. These authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those set forth below.
This summary is provided for general information purposes only and does not purport to address all tax considerations that may be important to holders in light of their particular circumstances. Additionally, this summary does not apply to certain categories of holders that may be subject to special tax rules (such as financial institutions, insurance companies, tax-exempt organizations, brokers, dealers, or traders in securities, persons who hold the notes through partnerships or other pass-through entities, regulated investment companies, controlled foreign corporations, foreign controlled foreign corporations or passive foreign investment companies, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates or former long-term residents of the United States, persons subject to the mark-to-market method of accounting, persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement, or persons who hold the notes as part of a hedge, conversion transaction, straddle, or other risk reduction transaction). Finally, this summary does not address the effects of other U.S. federal tax laws (such as estate and gift tax laws), the so-called “Medicare tax” on net investment income, the alternative minimum tax and any applicable foreign, state or local tax laws.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partnerships or partners in partnerships that hold notes should consult their own tax advisors regarding the consequences to them of the partnership’s acquisition, ownership and disposition of the notes.
We have not sought, nor do we intend to obtain, any ruling from the Internal Revenue Service (the “IRS”) or an opinion from counsel with respect to the statements made herein. We cannot assure you that the IRS will not challenge any of the considerations described herein and/or that such challenge will not be sustained by a court of applicable jurisdiction.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY PROSPECTIVE PURCHASER OF THE NOTES. THIS DISCUSSION IS NOT A SUBSTITUTE FOR YOUR OWN ANALYSIS OF THE TAX CONSEQUENCES RELATING TO THE ACQUISITION, OWNERSHIP OR DISPOSITION OF THE NOTES. IF YOU ARE CONSIDERING THE PURCHASE OF THE NOTES, WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATING TO THE ACQUISITION, OWNERSHIP OR DISPOSITION OF THE NOTES IN LIGHT OF YOUR OWN SITUATION.
Effect of Certain Contingencies
The terms of the notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, including as described under “Description of the Notes — Optional Redemption,” “Description of the Notes — Change of Control Repurchase Event,” and “Description of the Notes — Payment of Additional Amounts.” The possibility of such payments may implicate special rules under Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that such payments of excess or accelerated amounts will be made will not cause the notes to be treated as contingent payment debt instruments (and will not affect the amount of income a holder recognizes in advance of the payment of such excess or accelerated amounts) if, in the aggregate, there is only a remote chance as of the date the notes are issued that any of such payments will be made or if such payments are considered to be incidental, if the indicative payment schedule is significantly more likely than not to occur, or if the possibility that such payments of excess or accelerated amounts will be paid arises as a result of unconditional options and the effects of the exercise or non-exercise of each of those options on the yield of the notes meet certain conditions. We believe and intend to take the position that the contingencies on the notes will not cause the notes to be treated as contingent payment debt instruments because either the likelihood that such payments will be made is remote or that such payments are incidental, in each case, within the meaning of the applicable Treasury regulations or because the rule described above relating to alternative payment schedules and unconditional options applies. Our position that the notes are not considered contingent payment debt instruments is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which would be in excess of stated interest, and treat as ordinary income rather than capital gain any income recognized on the taxable disposition of a note. Prospective holders should consult their own tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.
Material U.S. Federal Income Tax Consequences to U.S. Holders
This section applies to you if you are a U.S. holder. For purposes of this summary, a “U.S. holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is:
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an individual U.S. citizen or resident alien;

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a corporation (or other entity treated as a corporation) that is created or organized under the laws of the United States, any State thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under the applicable Treasury regulations to be treated as a United States person (as defined under the Code).

Interest
It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be less than a de minimis amount (as set forth in the applicable Treasury regulations). Interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.
If you use the cash basis method of accounting for U.S. federal income tax purposes, you will be required to include in income the U.S. dollar value of the interest received (which includes proceeds in Canadian dollars from a sale, exchange, or other disposition of the notes to the extent attributable to accrued and unpaid interest), determined by translating Canadian dollars received at the spot rate on the date such payment is received regardless of whether the payment is in fact converted into U.S. dollars. You will not recognize exchange gain or loss with respect to the receipt of such payment of stated interest.
If you use the accrual method of accounting for U.S. federal income tax purposes, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period during which such interest accrued or, in the case of an accrual period that spans two taxable years of a U.S. holder, the part of the period within the taxable year. Under the second method, you may elect to translate interest income at the spot rate on the last day of the accrual period (or the last day of the taxable year if the accrual period spans two taxable years) or on the date the interest payment is received if such date is within five business days of the end of the accrual period.

This election will apply to all debt obligations you hold from year to year and cannot be changed without the consent of the IRS. You should consult your own tax advisor as to the advisability of making the above election.
In addition, if you use the accrual method of accounting for U.S. federal income tax purposes, upon receipt of an interest payment on a note (including amounts received upon the disposition of a note attributable to accrued interest previously included in income), you will recognize ordinary income or loss (and not interest income and expense) in an amount equal to the difference, if any, between the U.S. dollar value of such payment (determined by translating the Canadian dollars received at the spot rate on the date such payment is received or the note is disposed of, as applicable) and the U.S. dollar value of the interest income you previously included in income with respect to such payment, regardless of whether the payment is actually converted into U.S. dollars. As discussed below under “— Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes,” the amount of foreign currency gain or loss recognized with respect to accrued but unpaid interest upon a taxable disposition of a note may be limited by the total amount of gain or loss realized upon such disposition.
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes
Except as noted below with respect to foreign currency exchange gain or loss, you generally will recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note in an amount equal to the difference between the amount realized (excluding any amount realized attributable to accrued but unpaid interest, which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in gross income) and your adjusted tax basis in the note. Your adjusted tax basis in the note generally will equal the U.S. dollar value of the Canadian dollars used to purchase your note determined at the spot exchange rate on the date of such purchase. If the note is traded on an established securities market, a cash basis U.S. holder (and if it elects, an accrual basis U.S. holder) will determine the U.S. dollar value of the Canadian dollar amount you paid for the note on the settlement date of the purchase.
The amount realized on the sale, exchange, redemption, retirement or other taxable disposition of a note for an amount in Canadian dollars generally will equal the U.S. dollar value of such Canadian dollars based on the spot exchange rate on the date the note is disposed of; provided however, if the notes are traded on an established securities market, a cash method U.S. holder (and if it elects, an accrual basis U.S. holder) will translate the Canadian dollars into U.S. dollars at the spot rate on the settlement date of the disposition. If an accrual method U.S. holder makes either of the elections described above, such election must be applied consistently from year to year. Such election cannot be changed without the consent of the IRS. If a note is not traded on an established securities market (or, if a note is so traded, but a U.S. holder is an accrual basis U.S. holder that has not made the settlement date election), a U.S. holder will recognize exchange gain or loss (taxable as ordinary income or loss) to the extent that the U.S. dollar value of the Canadian dollars received (based on the spot rate on the settlement date) differs from the U.S. dollar value of the amount realized (based on the spot rate on the disposition date).
Subject to the foreign currency rules discussed below, the gain or loss generally will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, exchange, redemption, retirement or other taxable disposition. Long-term capital gains of individuals, estates and trusts may be eligible for a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitation. Gain or loss realized by you on the sale, exchange, redemption, retirement or other taxable disposition of a note generally will be treated as U.S. source gain or loss.
Gain or loss realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note that is attributable to changes in currency exchange rates relating to the principal amount of such note will be treated as exchange gain or loss. Exchange gain or loss will be treated as ordinary income or loss and generally will be U.S. source gain or loss. For these purposes, the principal amount of the note is your purchase price for the note calculated in Canadian dollars, and the amount of exchange gain or loss recognized is equal to the difference between (i) the U.S. dollar value of the principal amount based on the spot rate on the date of the sale, exchange, redemption, retirement or other taxable disposition of the note and (ii) the U.S. dollar value of the principal amount based on the spot rate on the date you purchased the note (or, in each case, on the settlement date if the notes are traded on an established securities market, and the U.S.

holder is either a cash basis or an electing accrual basis U.S. holder). The net amount of exchange gain or loss on the disposition of a note will be limited to the amount of overall gain or loss realized on such disposition.
Exchange Gain or Loss With Respect to Canadian Dollars
Canadian dollars received by a U.S. Holder on the sale, exchange, redemption, retirement or other disposition of a note generally will have an adjusted tax basis equal to the U.S. dollar value of the Canadian dollar determined at the spot rate on the date the U.S. Holder receives the Canadian dollar.
Any gain or loss recognized by you on a sale, exchange, redemption, retirement or other taxable disposition of the Canadian dollars (including the use of Canadian dollars to purchase notes or upon the exchange of Canadian dollars for U.S. dollars) will be ordinary income or loss and generally will be U.S. source gain or loss.
Reportable Transactions
Treasury regulations meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, the receipt or accrual of interest or a sale, exchange, redemption, retirement or other taxable disposition of a foreign currency note, or foreign currency received in respect of a foreign currency note to the extent that such sale, exchange, redemption, retirement or other taxable disposition results in a tax loss in excess of a threshold amount (e.g. $50,000 in the case of an individual or trust). Holders considering the purchase of notes should consult with their own tax advisor to determine the U.S. federal tax return disclosure obligations, if any, with respect to an investment in the note, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).
Information Reporting and Backup Withholding
Information reporting will apply to payments of interest on, and the proceeds of the sale, redemption, exchange, retirement or other taxable disposition of, notes held by you, and backup withholding (currently at a rate of 24%) will apply to such payments unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.
Material U.S. Federal Income Tax Consequences to Non-U.S. Holders
This section applies to you if you are a non-U.S. holder. For purposes of this summary, a “non-U.S. holder” means a beneficial owner of a note that is an individual, corporation, estate or trust for U.S. federal income tax purposes and, in each case, is not a U.S. holder as defined above under “— Material U.S. Federal Income Tax Consequences to U.S. Holders.”
Interest
Subject to the discussions under “— Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance” below, under the portfolio interest exemption, payments of interest on a note that you receive generally will not be subject to U.S. federal income or withholding tax if the interest is not effectively connected with the conduct of a trade or business in the United States by you and you:
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do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

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are not a bank whose receipt of interest on a note is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

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are not a controlled foreign corporation that is related, actually or constructively, to us within the meaning of the Code; and

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either (i) provide us, our paying agent or the person who would otherwise be required to withhold tax from the interest a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), stating your name and address and certifying under penalties of perjury that you are not a United States person (as defined under the Code), (ii) have your financial institution that holds the notes on your behalf certify, under penalties of perjury, that it has received a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) from you and it provides us with a copy, or (iii) hold your notes directly through a “qualified intermediary,” and the qualified intermediary has sufficient information in its files that indicates you are not a United States person (as defined under the Code).

If the portfolio interest exemption is not available with respect to interest on a note, then such interest may be subject to U.S. federal income and withholding tax at a rate of 30% (or lower applicable treaty rate, if any). To claim an exemption from (or reduction in) U.S. federal income and withholding tax under the benefits of an applicable income tax treaty, you must provide us, the paying agent or the person who otherwise would be required to withhold tax from the interest with a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form).
Interest on a note that is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States) is not subject to U.S. federal withholding tax if you provide us, our paying agent or the person who otherwise would be required to withhold tax from such payment of interest with a properly completed IRS Form W-8ECI (or successor form). However, you generally will be subject to U.S. federal income tax on such interest on a net income basis generally in the same manner as a U.S. holder. In addition, if you are a corporation for U.S. federal income tax purposes, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to certain adjustments, including earnings and profits from an investment in the notes, that are effectively connected with the conduct by you of a trade or business in the United States.
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes
Subject to the discussions under “— Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance” below, you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless:
•
the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States);

•
you are an individual who is present in the United States for 183 days or more in the taxable year in which the sale, exchange, redemption, retirement or other taxable disposition occurs and certain other conditions are met; or

•
the gain represents accrued interest, in which case the rules for taxation of interest would apply.

If you are a non-U.S. holder subject to U.S. federal income tax under the first bullet point, you will be taxed on a net income basis generally in the same manner as if you were a U.S. holder. In addition, if you are a corporation for U.S. federal income tax purposes, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to certain adjustments, including earnings and profits from an investment in the notes, that are effectively connected with the conduct by you of a trade or business in the United States. Non-U.S. holders subject to U.S. federal income tax only under the second bullet point will be taxed on the net gain at a rate of 30% (or lower applicable treaty rate, if any).
Information Reporting and Backup Withholding
The interest on a note and the amount of tax (if any) withheld from such payment of interest generally will be reported to the IRS on IRS Form 1042-S. Neither information reporting on IRS Form 1099 nor backup withholding will apply to interest payments or to amounts received on the sale, exchange, redemption, retirement or other taxable disposition of a note if a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E is provided to us, our paying agent or other appropriate person and if, in the case of amounts received on the sale, exchange, redemption, retirement or other taxable disposition of a note, certain other information is provided. However, the exemption from backup withholding and information reporting requirements does not apply if the withholding agent or an intermediary knows or has reason to know that such exemption is not available to you.
Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally is allowable as a refund or a credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance
Under the FATCA, withholding at a rate of 30% generally will be required in certain circumstances on payments of interest in respect of notes held by or through a “foreign financial institution” (as specifically defined for this purpose) that does not qualify for an exemption from these rules, unless the institution (i) enters into, and complies with, an agreement with the IRS to undertake certain diligence and to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold 30% on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, undertakes such diligence and reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, payments of interest in respect of notes held by or through a “non-financial foreign entity” (as specifically defined for this purpose) that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners.”
Under current provisions of the Code, gross proceeds from a sale or other disposition of obligations that can produce U.S.-source interest, such as the notes, would also be subject to the FATCA withholding tax. Proposed Treasury regulations, however, eliminate the FATCA withholding tax on such gross proceeds. According to the preamble to such proposed Treasury regulations, taxpayers generally may rely on the proposed Treasury regulations until final Treasury regulations are issued (which regulations could be subject to change).
We will not pay any additional amounts to holders of notes in respect of any amounts withheld under FATCA. Prospective holders should consult their tax advisors regarding the possible implications of the FATCA rules on their investment in the notes.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase and holding of the notes by (i) “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include plan assets of any of the foregoing described in clauses (i) or (ii) pursuant to ERISA or other applicable law (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Covered Plan or over the management or disposition of a Covered Plan’s assets, or who renders investment advice for a fee or other compensation with respect to such assets, is generally considered to be a fiduciary of the Covered Plan.
Any Plan fiduciary that proposes to cause a Plan to purchase or hold the notes should consult with its legal advisors regarding the potential applicability of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA, Section 4975 of the Code or applicable Similar Laws to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA, Section 4975 of the Code or applicable Similar Law. In considering an investment in the notes with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws, as well as, in the case of Plans subject to ERISA, ERISA’s provisions on maintaining the indicia of ownership of a Plan’s assets outside the jurisdiction of the district courts of the United States.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving Covered Plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. Those sections further prohibit a fiduciary from engaging in transactions in which a conflict of interest is deemed present. A party in interest or disqualified person (including a fiduciary) who engaged in a non-exempt prohibited transaction with the Covered Plan may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of a Covered Plan that caused the Covered Plan to engage in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA. The acquisition and/or holding of the notes by a Covered Plan with respect to which we, an underwriter or any of our or their respective affiliates may be considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. An additional consideration would be whether the Covered Plan fiduciary is, or has an interest that may affect the exercise of its best judgment as a fiduciary in, a lender in any of the borrowings that are expected to be repaid, in whole or in part, with the proceeds of this offering, as described in “Use of Proceeds” in this prospectus supplement.
In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide exemptions for certain transactions between a Covered Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the Covered Plan assets involved in the transaction) solely by reason of providing services to the Covered Plan or by relationship to a service provider, provided that the Covered Plan has paid no more and received no less than adequate consideration in connection with the transaction. These exemptions do not, however, provide relief from the self-dealing prohibited transactions under ERISA and the Code. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts involving the notes that might be construed as prohibited transactions.
Other Plans
Plans, including governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), and non-U.S. Plans (as described in Section 4(b)(4) of ERISA), while generally not subject the fiduciary responsibility provisions of Title I of ERISA or to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may be subject to Similar Laws that include similar requirements. Fiduciaries of any such Plans should consult with their legal advisors regarding the potential consequences of an investment in the notes under any applicable Similar Laws before purchasing any notes.
Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and/or the Code or a similar violation under any applicable Similar Laws.
Representation
Accordingly, by acceptance of and/or holding a note or any interest in a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (a) such purchaser or subsequent transferee is not acquiring or holding the notes for or on behalf of, and no portion of the assets used by such purchaser or transferee to acquire or hold the notes or any interest therein constitutes assets of, any Plan or (b) the acquisition, holding and subsequent disposition of the notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all-inclusive nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing or holding the notes (including any beneficial interest therein) on behalf of, or with the assets of, any Plan, consult with their advisors regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and/or holding of the notes.
Nothing herein shall be construed as a representation or recommendation that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate or advisable for Plans generally or any particular Plan.
Each purchaser and holder of the notes has the exclusive responsibility for ensuring that its purchase and holding of the notes complies with the fiduciary responsibility rules of Title I of ERISA and does not violate the prohibited transaction rules of ERISA or Section 4975 of the Code or any Similar Laws, as applicable. Neither this discussion nor anything provided in this prospectus supplement is or is intended to be investment advice directed at any potential Plan purchasers or at Plan purchasers generally and such purchasers of any notes (or beneficial interests therein) should consult and rely on their own advisors as to whether an investment in the notes is suitable for the Plan.

UNDERWRITING (CONFLICTS OF INTEREST)
We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Merrill Lynch Canada Inc., J.P. Morgan Securities LLC and Scotia Capital Inc. are acting as representatives of the several underwriters. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:
Underwriters	Aggregate Principal Amount of Notes to be Purchased
Merrill Lynch Canada Inc.	C$
J.P. Morgan Securities LLC	C$
Scotia Capital Inc.	C$
Total	C$
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters have agreed to purchase all of the notes if any of them are purchased.
The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected securities dealers at the public offering price minus a concession of up to    % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may re-allow, a concession of up to    % of the principal amount per note to certain other brokers or dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
In the underwriting agreement, we have agreed that:
•
We will pay our expenses related to the offering, which we estimate will be $      million, excluding the underwriting discount.

•
We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering of the notes (expressed as a percentage of the principal amount of the notes):
Underwriting Discount Paid by the Company
Per note	Total
%	C$
The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or included in any automated quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time without notice in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.
In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act.

Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.
Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates for which they received, or will receive, customary fees and expenses. Certain of the underwriters (or affiliates thereof) are acting as joint lead arrangers, joint bookrunners, syndication agents, administrative agents, adjustment agents, dealers, co-managers or lenders under our credit facilities, including our Financing Agreements. In addition, certain affiliates of Merrill Lynch Canada Inc., J.P. Morgan Securities LLC and Scotia Capital Inc. are providing committed financing under the Financing Agreements and/or own our commercial paper, and Merrill Lynch Canada Inc., J.P. Morgan Securities LLC and Scotia Capital Inc. are underwriters in this offering. As described under “Use of Proceeds,” we intend to use the net proceeds of this offering and the Concurrent Securities Offerings to repay all or a portion of the outstanding borrowings under the Financing Agreements and/or our commercial paper borrowings. As such, certain of the underwriters and their affiliates, who are lenders under our Financing Agreements or may own our commercial paper, may receive at least 5% of the net proceeds of this offering, after deducting underwriting discounts and estimated offering expenses payable by us. Because 5% or more of the net proceeds of this offering may be paid to any underwriter and its affiliates, which is considered a “conflict of interest” under FINRA Rule 5121, this offering will be made in accordance with the applicable requirements of FINRA Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Pursuant to FINRA Rule 5121(a)(1)(C), the appointment of a qualified independent underwriter is not necessary in connection with this offering because the notes offered pursuant to this prospectus supplement are investment grade rated under the requirements of paragraph (f)(8) of FINRA Rule 5121. In accordance with FINRA Rule 5121(c), no sales of the notes will be made to any discretionary account over which any underwriter with a conflict of interest exercises discretion without the prior specific approval of the account holder.
To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of the notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Offering Restrictions
Notice to Prospective Investors in Canada
The notes will be sold in Canada on a private placement basis to purchasers in each of the provinces of Canada in reliance on the “accredited investor” exemption under National Instrument 45-106 — Prospectus

Exemptions (“NI 45-106”) to purchasers that are “accredited investors” (as defined in NI 45-106 or Section 73.3(1) of the Securities Act (Ontario), as applicable), purchasing as principal (or deemed to be purchasing as principal), that are also “permitted clients” (as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations), subject to applicable law, and in accordance with the terms and conditions of the Canadian offering memorandum dated on or about the date hereof. Each underwriter has, severally and not jointly, represented to and agreed with us that it will only offer and sell the notes in Canada on a private placement basis that is exempt from the requirement that we prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Each underwriter has also, severally and not jointly, represented to and agreed with us that such underwriter has not and will not provide to any purchaser of the notes any document or other material that would constitute an offering memorandum within the meaning of applicable Canadian securities laws (other than the Canadian offering memorandum prepared in connection with this offering that incorporates this prospectus supplement and the accompanying prospectus and the documents incorporated by reference therein) with respect to the private placement of the notes in the provinces of Canada.
Notice to Prospective Investors in the European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, the “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended or superseded, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Notice to Prospective Investors in the United Kingdom
The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is either one or both of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”), or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”). Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.
This prospectus supplement and the accompanying prospectus have been prepared on the basis that the offering of the notes falls within one of the exceptions specified in Part 1 of Schedule 1 of the POATRs. Accordingly, there will not be a prospectus prepared or published for the purposes of the POATRs. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the POATRs or the Financial Services and Markets Act 2000 (as amended, the “FSMA”), and any offer of the notes in the UK is made pursuant to an exemption under the POATRs or the FSMA.

This prospectus supplement and the accompanying prospectus are not being made, and have not been approved, by an authorized person for the purposes of Section 21 of the FSMA. Accordingly, this prospectus supplement and the accompanying prospectus are not being distributed to, and must not be passed on to, the general public in the UK. Such documents are only for distribution to and directed at: (i) in the UK, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the UK; and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to and will be engaged in only with relevant persons, and any person who is not a relevant person should not rely on this prospectus supplement and the accompanying prospectus or any of their contents.
Notice to Prospective Investors in Hong Kong
The notes may not be offered or sold in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.
Notice to Prospective Investors in Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948), as amended (the “FIEA”). The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws, regulations and ministerial guidelines of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than:
(a)   to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;
(b)   to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or
(c)   otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:
(i)   to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(ii)   where no consideration is or will be given for the transfer;
(iii)   where the transfer is by operation of law;
(iv)   as specified in Section 276(7) of the SFA; or
(v)   as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore Securities and Futures Act Product Classification - Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Australia
No prospectus or other disclosure document in relation to the notes has been, or will be, lodged with the Australian Securities and Investments Commission (“ASIC”) or the ASX Limited (operator of the Australian Securities Exchange) (the “ASX”).
In addition, the underwriters have not and do not intend to:
(1)   make or invite, an offer for issue or sale in Australia of any notes (including an offer or invitation which is received by a person in Australia); or
(2)   distribute or publish this prospectus supplement or any other offering material (whether in draft or final form) or advertisement relating to this offering in Australia, unless in either case (1) or (2):
(a)   the minimum aggregate consideration payable by each offeree or invitee is at least A$500,000 (or the equivalent in another currency, in either case disregarding moneys lent by the offeror or its associates, as defined in the Corporations Act) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or Chapter 7.9 of the Corporations Act;
(b)   the offer or invitation is not to a “retail client” for the purposes of Section 761G and 761GA of the Corporations Act; and
(c)   such action complies with all applicable laws, regulations and directives in relation to the offer, invitation or distribution and does not require any document to be lodged with, or registered by, ASIC.

Notes issued pursuant to this prospectus supplement must not be offered for sale (or transferred, assigned or otherwise alienated) to any person located in, or a resident of, Australia for at least 12 months after their issue, except in circumstances where the person is a person to whom a disclosure document or product disclosure statement is not required to be given under Chapter 6D or Chapter 7.9 of the Corporations Act.
Notice to Prospective Investors in Korea
The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the notes, the notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the notes, (c) the notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the prospectus supplement and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.
Notice to Prospective Investors in Switzerland
This prospectus supplement and the accompanying prospectus is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the Senior Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in Taiwan
The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes issued in exchange therefor. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to Prospective Investors in the United Arab Emirates
The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Settlement
The notes will be ready for delivery in book-entry form only through the facilities of CDS for the accounts of its participants, on or about           , 2026, which is the           business day following the date of pricing of the notes (such settlement cycle being referred to as “T+   ”). You should be advised that trading of the notes may be affected by the T+       settlement. Purchasers may hold their notes outside Canada through Clearstream or Euroclear, as operator of the Euroclear System. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+   , to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their own advisor.

LEGAL MATTERS
The validity of the notes will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with the notes will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters relating to Canadian law will be passed upon for us by Blake, Cassels & Graydon LLP, Toronto, Ontario, and for the underwriters by Osler, Hoskin & Harcourt LLP, Toronto, Ontario.
EXPERTS
The consolidated financial statements of AMETEK, Inc. appearing in AMETEK, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2025, and the effectiveness of AMETEK, Inc.’s internal control over financial reporting as of December 31, 2025 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS
AMETEK, INC.
COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
DEBT SECURITIES
WARRANTS
We may offer, issue and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering (1) shares of our common stock, (2) shares of our preferred stock, which we may issue in one or more series, (3) depositary shares representing interests in our preferred stock, (4) debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities, and (5) warrants to purchase shares of our common stock, shares of our preferred stock and/or our debt securities or any combination of these securities, in one or more series or classes under this prospectus.
This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms and conditions of these sales and the securities offered in supplements to this prospectus prepared in connection with each offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and each applicable prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest in the securities.
We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. The names of any underwriters, dealers or agents and the terms of the arrangements with such entities will be stated in an accompanying prospectus supplement.
AMETEK, Inc.’s common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “AME.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.
Investing in our securities involves risks. You should carefully read and consider the risk factors included on page 4 of this prospectus and our periodic reports referred to in the “Where You Can Find More Information” section of this prospectus, as well as any additional risk factors that may be contained in the relevant prospectus supplement to this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 10, 2026.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings.
This prospectus contains a general description of the securities that we may offer. Each time we sell any securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Material federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement as necessary. The prospectus supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information,” before you decide whether to invest in the securities.
You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement or other offering materials we provide. We have not authorized anyone to provide you with additional or different information. If anyone does provide you with additional or different information, you should not rely on it. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or any such prospectus supplement. You also should not assume that the information contained in any document incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any such prospectus supplement. Our business, financial condition, results of operations and/or prospects may have changed since the date of this prospectus, any prospectus supplement or any document incorporated by reference into this prospectus or any prospectus supplement.
The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.
The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. You should review the full text of these documents because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer. You may obtain copies of these documents as described below under the heading “Where You Can Find More Information.”
This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation.
Unless otherwise indicated, when used in this prospectus, all references to “AMETEK,” “the Company,” “we,” “us,” or “our” refers to AMETEK, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS
This prospectus contains or incorporates by reference “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates and projections about future events and financial trends affecting the financial condition and operations of our business. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “believe,” “anticipate,” “expect,” “estimate,” “plan” or other comparable terminology. Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations, estimates and projections reflected in such forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that these expectations, estimates and projections will be achieved. Future events and actual results may differ materially from those discussed in the forward-looking statements. We caution readers that forward-looking statements reflect our opinion only as of the date on which they were made. You should not place undue reliance on forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•
our ability to consummate and successfully integrate future acquisitions;

•
risks associated with international sales and operations, including supply chain disruptions;

•
tariffs, trade disputes, foreign currency fluctuations and geopolitical developments;

•
our ability to successfully develop new products, open new facilities or transfer product lines;

•
the price and availability of raw materials;

•
cybersecurity and information technology risks;

•
compliance with government regulations, including environmental regulations;

•
changes in the competitive environment;

•
the effects of competition in our markets;

•
the ability to maintain adequate liquidity and financing sources; and

•
general economic conditions affecting the industries we serve.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus and any applicable prospectus supplement. Numerous factors, including those discussed in the documents referred to under the heading “Risk Factors” which include our filings with the SEC referred to under the heading “Where You Can Find More Information” could affect our forward-looking statements and actual performance. Although we undertake no obligation to publicly update or supplement forward-looking statements whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

AMETEK, INC.
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with operations in North America, Europe, Asia and South America. Our products are marketed and sold worldwide through two operating groups: Electronic Instruments (“EIG”) and Electromechanical (“EMG”). EIG is a leader in the design and manufacture of advanced instruments for the process, power and industrial, and aerospace markets. EMG is a differentiated supplier of precision motion control solutions, highly engineered medical components and devices, thermal management systems, specialty metals and electrical interconnects. EMG’s end markets include aerospace and defense, medical, automation and other industrial markets.
Our executive offices are located at 1100 Cassatt Road, Berwyn, Pennsylvania 19312, and our telephone number is (610) 647-2121.

RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by our subsequent filings, which are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

USE OF PROCEEDS
Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we intend to use the net proceeds of any sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement for working capital and other general business purposes, which may include capital expenditures, acquisitions of companies or business, strategic investments, repayment and refinancing of debt, repurchases of our securities and payment of dividends. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF CAPITAL STOCK
General
The following summary description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based on, and qualified by reference to, the applicable provisions of Delaware corporate law (the “DGCL”), our amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) and our by-laws (the “Bylaws”), each as amended and restated, as applicable, through the date of this prospectus and both of which are exhibits to this prospectus. You should read our Amended and Restated Certificate of Incorporation and Bylaws and applicable provisions of the DGCL for additional information. References to “AMETEK,” “we,” “our,” and “us” in this “Description of Capital Stock” refer only to AMETEK, Inc. and not, unless the context requires or as otherwise expressly stated, to any of our subsidiaries.
Common Stock
Authorized Shares
Under our Amended and Restated Certificate of Incorporation, we have the authority to issue 800,000,000 shares of common stock, with a par value of $0.01 per share.
Voting Rights
Holders of our common stock are entitled to one vote per share on all matters voted on by our stockholders.
Dividend Rights
The holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors out of legally available funds, subject to the rights of any then outstanding preferred stock.
Liquidation Rights
Upon a liquidation or dissolution of the Company, whether voluntary or involuntary, all shares of our common stock are entitled to share equally and ratably in the assets available for distribution to holders of common stock after payment of all of our prior obligations, subject to the rights of any then outstanding preferred stock.
Other Matters
The holders of our common stock have no preemptive, conversion or exchange rights. There are no redemption or sinking fund provisions applicable to our common stock.
Certain Anti-Takeover Effects
Certain provisions of the DGCL and our Amended and Restated Certificate of Incorporation and Bylaws contain provisions that could have certain anti-takeover effects and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, as discussed below:
Authorized but Unissued Shares.   Subject to the requirements of the New York Stock Exchange and other applicable law, our authorized but unissued shares of common stock may be available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.
Undesignated Preferred Stock.   Our Amended and Restated Certificate of Incorporation provides that our board of directors may issue up to 5,000,000 shares of preferred stock and fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions related to that preferred stock.

Advance Notice Requirements.   Our Bylaws establish an advance notice procedure for stockholders seeking to nominate candidates for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.
Special Meetings of Stockholders.   Our Amended and Restated Certificate of Incorporation and Bylaws vest the power to call special meetings of our stockholders in the chairman of our board of directors, our board of directors and stockholders of record, who hold a “net long position” (as defined in our Bylaws), of not less than 50% of our then outstanding voting stock (subject to the procedures and other requirements set forth in our Bylaws).
No Action by Written Consent.   Our Amended and Restated Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any consent in writing of such stockholders.
Classified Board of Directors.   Our board of directors is divided into three classes with staggered terms of three years each, so that the term of one class expires at each annual meeting of the stockholders.
Proxy Access.   Our Bylaws contain provisions which provide that a stockholder, or group of up to 20 stockholders, that has owned continuously for at least three years capital stock of the Company representing an aggregate of at least 3% of the Company’s voting stock, may nominate and include in the Company’s proxy materials a specified number of director nominees, provided that the stockholder(s) and nominee(s) satisfy the requirements in our Bylaws. The maximum number of stockholder nominees is the greater of (x) two or (y) a number that does not exceed 20% of the total number of our directors in office as of the last day on which notice of a nomination may be delivered or, if such amount is not a whole number, the closest whole number below 20%.
No Cumulative Voting.   Our Amended and Restated Certificate of Incorporation and Bylaws do not provide for cumulative voting on the election of directors.
Delaware Business Combination Statute.   As a Delaware corporation, we are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless:
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prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding certain shares); or

•
on or subsequent to such time, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Exclusive Forum for Adjudication of Disputes
Our Bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court lacks jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or other proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or to the Company’s stockholders, creditors or other constituents, (c) any action asserting a claim against the

Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our Amended and Restated Certificate of Incorporation or Bylaws, or (d) any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine. Our Bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the exclusive forum provision.
Listing
Our common stock is traded on the New York Stock Exchange under the trading symbol “AME.”
Transfer Agent
Equiniti Trust Company, LLC serves as transfer agent and registrar for our common stock.
Preferred Stock
Under our Amended and Restated Certificate of Incorporation, we have the authority to issue 5,000,000 shares of preferred stock. The Board is authorized to issue preferred stock in one or more series, with the designations, relative powers, preferences, rights, qualifications, limitations, restrictions, voting powers, redemption provisions, dividend rights and any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations or restrictions thereof, in each case, as permitted by the DGCL and as our Board may determine by a resolution providing for the issuance of such preferred stock. The preferred stock will be, when issued, fully paid and nonassessable. The rights, preferences, privileges and restrictions of any series of preferred stock will be fixed by the Preferred Stock Designation relating to such series of shares.
Depositary Shares
We may, at our option, elect to offer depositary shares representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.
The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of shares of our common stock, shares of our preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants is expected to be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as shall be detailed in an accompanying prospectus supplement relating to the particular series of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. The following summaries of certain provisions of the warrants are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of any related warrant agreement and warrant certificate, respectively, which will be filed with the SEC as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part.
A prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered including, where applicable, the following:
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the offering price;

•
the title of the warrants;

•
the number of warrants offered;

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the exercise price and the amount of securities that may be received upon exercise;

•
the procedure for the exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

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the rights, if any, we have to redeem the warrants;

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the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

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the name of the warrant agent; and

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any other material terms of the warrant.

After the warrants expire, they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.
Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise of such warrant and will not be entitled to payments made to holders of those underlying securities.
For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement, if any, and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF DEBT SECURITIES
References to “AMETEK” in this section of this prospectus are only to AMETEK, Inc. and not to any of its subsidiaries.
We may issue debt securities, including convertible debt securities, in one or more series. While the terms summarized below will apply generally to any future debt securities we may offer under this prospectus, the applicable prospectus supplement or free writing prospectus will describe the specific terms of any debt securities offered through that prospectus supplement or free writing prospectus. The terms of any debt securities AMETEK offers under a prospectus supplement or free writing prospectus may differ from terms we describe below.
We will evidence each series of debt securities offered under this prospectus that we issue by the indenture (the “base indenture”), dated as of November 10, 2026, between AMETEK and U.S. Bank Trust Company, National Association (the “trustee”). The base indenture is included as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures, officer’s certificates and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that AMETEK files with the SEC. Unless the context requires otherwise, whenever AMETEK refers to the “indenture,” AMETEK is referring to the base indenture as supplemented by any supplemental indentures or officer’s certificates that specify the terms of a particular series of debt securities.
The indenture is qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.
The following summaries of material provisions of the debt securities and the indenture are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplement and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete applicable indenture that contains the terms of the debt securities.
General
We will set forth in a prospectus supplement or free writing prospectus, to the extent required, among other things, the following terms of the series of debt securities being offered:
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the title of the series of the debt securities;

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any limit on the aggregate principal amount of the debt securities of a series;

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the date or dates on which AMETEK will pay the principal of the debt securities;

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any sinking fund or other provision for payment of the debt securities prior to their stated maturity;

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the rate or rates at which the debt securities will bear interest or, if applicable, the method used to determine such rate or rates;

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the date or dates from which interest will accrue, the date or dates on which interest will be payable and any record date for the interest payable on any interest payment date;

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the place or places where principal of and any premium and interest on the debt securities of the series will be payable;

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any optional redemption provisions and any change of control or put provisions;

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if other than the principal amount thereof, the amounts payable upon a declaration of acceleration of the maturity of the debt securities;

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the issue date;

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the issue price (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued;

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whether the debt securities will be issued in the form of definitive debt securities or global debt securities and, if issued in the form of global debt securities, the identity of the depositary for such global debt security or debt securities;

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any additions to, deletions of or changes in the events of default which apply to the debt securities;

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if the debt securities will be convertible into or exchangeable for shares of common stock, preferred stock or other securities of AMETEK;

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any additions to, deletions of or changes in the covenants which apply to the debt securities; and

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any other terms of the debt securities (which may supplement, modify or delete any provision of the indenture insofar as it applies to such series).

The debt securities will be issuable only in fully registered form, without coupons, or in the form of one or more global debt securities. The debt securities will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement or free writing prospectus.
The indenture does not limit the aggregate principal amount of debt securities that may be issued under it. Unless otherwise provided in the terms of a series of debt securities, a series may be reopened, without notice to or consent of any holder of outstanding debt securities, for issuances of additional debt securities of that series.
Unless otherwise indicated in the applicable prospectus supplement or free writing prospectus, principal of and interest and premium, if any, on the debt securities will be payable at our office or agency maintained for this purpose within New York City, or, at our option, payment of interest on the debt securities may be made by check mailed to the holders of the debt securities at their respective addresses set forth in the register of holders of debt securities. Unless otherwise indicated in the prospectus supplement or free writing prospectus, the trustee will initially be a paying agent and registrar under the indenture. We may act as paying agent or registrar under the indenture.
Unless otherwise indicated in the applicable prospectus supplement or free writing prospectus, interest will be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a business day, payment may be made on the next succeeding day that is a business day, and interest will not accrue for the intervening period.
Certain Covenants
The indenture governing the terms of the debt securities contains the following principal covenant:
Limitation on Consolidation, Merger and Sale of Assets
AMETEK may not consolidate or merge with or into another entity, or sell, lease, convey, transfer or otherwise dispose of its assets substantially as an entirety to another entity unless:
•
(1) AMETEK is the continuing corporation or (2) the successor entity, if other than AMETEK, is a U.S. corporation, partnership, limited liability company or trust and expressly assumes by supplemental indenture all of AMETEK’s obligations under the debt securities of all series and the indenture;

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immediately after giving effect to the transaction, no event of default (as defined below), and no default or other event that, after notice or lapse of time or both, would become a default or event of default, has occurred and is continuing; and

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certain other conditions are met, including delivery by us to the trustee of an officer’s certificate and opinion of counsel as required by the indenture.

In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, and may exercise every right and power of AMETEK under the indenture and, subject to the terms of the indenture, AMETEK will be discharged from all obligations and covenants under the indenture and the debt securities.
Further Issuances
AMETEK may from time to time, without notice to or the consent of the holders of the debt securities of any series, create and issue additional debt securities having the same terms as, and ranking equally and ratably with, the debt securities of such series in all respects (except for the issue date, the issue price and, if applicable, the first interest payment date, the first interest accrual date and the amount of interest payable on the first interest payment date applicable thereto). Such additional debt securities may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as a previously issued series of debt securities and will vote together as one class on all matters with respect to such debt securities.
Events of Default
Each of the following is an “event of default” under the indenture with respect to the debt securities of any series:
(1)
a failure to pay principal of or premium, if any, on the debt securities of such series when due at its stated maturity date, upon optional redemption or otherwise;

(2)
a default in the payment of any interest on the debt securities of such series when due and payable, continued for 60 days;

(3)
a default in the performance, or breach, of any other covenant, warranty or agreement in the indenture (other than a default or breach pursuant to clause (4) immediately below), and continuance of such default or breach for 90 days after a Notice of Default (as defined below) is given to AMETEK;

(4)
a default in the performance, or breach, of AMETEK’s obligations under the “— Certain Covenants — Limitation on Consolidation, Merger and Sale of Assets” covenant described above;

(5)
an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of AMETEK or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for AMETEK or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered; and

(6)
AMETEK shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (5) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for AMETEK or for a substantial part of its assets, (iv) make a general assignment for the benefit of creditors or (v) take any action for the purpose of effecting any of the foregoing.

A default under clause (3) above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding notify AMETEK of the default and AMETEK does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”
AMETEK shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action AMETEK is taking or proposes to take with respect thereto. Upon becoming aware of any default or event of default, AMETEK is required to deliver to the trustee a statement specifying such default or event of default.
If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization) with respect to debt securities of any series shall have occurred and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare, by notice to AMETEK in writing (and to the trustee, if given by the holders of the debt securities) specifying the event of default, to be immediately due and payable the principal amount of all the outstanding debt securities of such series, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to AMETEK shall occur, such amount with respect to all the outstanding debt securities of such series shall be due and payable immediately to the fullest extent permitted by applicable law without any declaration or other act on the part of the trustee or the holders of the outstanding debt securities of such series. Unless as otherwise provided in the indenture, after any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration and waive such event of default with respect to the outstanding debt securities of such series if (i) AMETEK has paid or deposited with the trustee a sum sufficient to pay all overdue principal, premium, interest and all amounts due to the trustee and (ii) all events of default, other than the nonpayment of accelerated principal, premium or interest with respect to the outstanding debt securities of such series, have been cured or waived as provided in the indenture.
In case an event of default shall occur and be continuing with respect to a series of debt securities, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities of such series, unless such holders shall have offered (and, if requested, provided) to the trustee indemnity and/or security satisfactory to the trustee against any loss, liability or expense. Subject to such provisions for the indemnification and/or security of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.
No holder of debt securities of any series will have any right to institute any proceeding with respect to the indenture unless:
(a)
such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of such series;

(b)
the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made written request and offered the trustee indemnity and/or security satisfactory to the trustee to institute such proceeding as trustee;

(c)
the trustee has failed to institute such proceeding within 60 days after its receipt of such notice, request and offer of indemnity and/or security; and

(d)
the trustee shall not have received from the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request during the 60 day period referred to in clause (c).

However, such limitations do not apply to a suit instituted by a holder of any debt securities for enforcement of payment of the principal of, and premium, if any, or interest on, such debt securities on or after the respective due dates expressed in such debt securities.
The indenture requires AMETEK to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture.

Definitions
The indenture contains the following defined terms:
“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of the indenture.
“incur” means issue, assume, guarantee or otherwise become liable for.
“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, or government, or political subdivision thereof.
“Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.
Modification and Waiver
Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series affected by such amendment (including consents obtained in connection with a tender offer or exchange for the debt securities of such series). AMETEK and the trustee may, without the consent of any holders, enter into a supplemental indenture in order to amend or supplement the base indenture with respect to debt securities of one or more series or amend or supplement the debt securities of one or more series without notice to or the consent of any holder of debt securities to:
•
evidence the succession of another person to AMETEK and the assumption by any such successor of the covenants of AMETEK under the indenture and the debt securities;

•
add further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities;

•
surrender any right or power conferred upon AMETEK;

•
establish the forms or terms of debt securities of any series;

•
add any additional events of default for the benefit of holders of all or any series of the debt securities;

•
add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of debt securities of any series in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities of any series in uncertificated form;

•
secure the debt securities of any series or add guarantees with respect to the debt securities of any series;

•
provide for the issuance of additional debt securities of any series of debt securities in accordance with the provisions of the indenture;

•
add to, change or eliminate any of the provisions contained in the indenture or in any supplemental indentures or officer’s certificates in respect of one or more series of debt securities; provided that any such addition, change or elimination (i) will not apply to, or modify the rights of any holder of, any debt securities of any series created prior to the execution of such supplemental indenture or officer’s certificate or (ii) will become effective only when no debt securities of any series created prior to the execution of such supplemental indenture or officer’s certificate are outstanding;

•
add or appoint a successor or separate trustee;

•
cure any ambiguity or correct or supplement any provision contained therein or in any supplemental indenture or officer’s certificate that may be defective or inconsistent with any other provision contained therein or in any such supplemental indenture or officer’s certificate, provided that the interests of the holders of the debt securities are not adversely affected in any material respect;

•
supplement any of the provisions of the indenture as necessary to permit or facilitate the defeasance and discharge of any series of debt securities;

•
make any other change that would not adversely affect the holders of the debt securities of such series in any material respect;

•
make any change necessary to comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939; and

•
conform the indenture to this “Description of Debt Securities” or any other similarly titled section in any prospectus supplement or other offering document relating to a series of debt securities.

Notwithstanding the foregoing, no modification, supplement, waiver or amendment may, without the consent of the holder of each outstanding debt security affected thereby:
•
make any change to the percentage of principal amount of debt securities the holders of which must consent to an amendment, modification, supplement or waiver;

•
reduce the rate of or extend the time of payment for interest on any debt securities;

•
reduce the principal amount or extend the stated maturity of any debt securities;

•
reduce the redemption price of any debt securities or add redemption provisions to the debt securities;

•
make any debt securities payable in money other than that stated in the indenture or the debt securities;

•
impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

•
make any change in the ranking or priority of any debt securities that would adversely affect the holder of such debt securities; or

•
reduce or postpone any sinking fund or similar provision.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities may waive compliance by AMETEK with certain restrictive provisions of the indenture with respect to the debt securities. The holders of at least a majority in aggregate principal amount of the outstanding debt securities may waive any past default under the indenture, except a default not theretofore cured in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security.
Defeasance
AMETEK at any time may terminate all its obligations with respect to the debt securities of any series (such termination, “legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities of such series, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities of such series. AMETEK at any time may also terminate its obligations with respect to the debt securities of any series under certain covenants included in the indenture, including those described under clause (3) under “— Events of Default,” which termination is referred to in this prospectus as “covenant defeasance.” AMETEK may exercise its legal defeasance option with respect to any series of debt securities notwithstanding its prior exercise of its covenant defeasance option with respect to such series of debt securities.

If AMETEK exercises its legal defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default with respect thereto. If AMETEK exercises its covenant defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default specified in clauses (3) and (6) under “— Events of Default” and with respect to certain covenants in the indenture, including those described under “— Certain Covenants.”
The legal defeasance option or the covenant defeasance option with respect to the debt securities of any series may be exercised only if:
(a)
AMETEK irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the debt securities being defeased to maturity;

(b)
no default or event of default with respect to the debt securities of such series has occurred and is continuing on the date of such deposit, or, with respect to an event of default involving bankruptcy, at any time in the period ending on the 91st day after the date of deposit;

(c)
in the case of the legal defeasance option, AMETEK delivers to the trustee an opinion of counsel stating that:

(1)
AMETEK has received from the Internal Revenue Service a ruling, or

(2)
since the date of the indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such legal defeasance has not occurred;

(d)
in the case of the covenant defeasance option, AMETEK delivers to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(e)
AMETEK delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of such series have been complied with as required by the indenture.

Discharge
When (i) AMETEK delivers to the trustee all outstanding debt securities of any series (other than debt securities replaced or paid because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding debt securities of any series have become due and payable, or are by their terms due and payable within one year whether at maturity or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee, and in the case of clause (ii) AMETEK irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of such series, including interest thereon, and if in either case AMETEK pays all other sums related to the debt securities of such series payable under the indenture by AMETEK, then the indenture shall, subject to certain surviving provisions, cease to be of further effect with respect to such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the debt securities of such series on demand of AMETEK accompanied by an officer’s certificate and an opinion of counsel of AMETEK.
Governing Law
The indenture is, and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION
We may sell the securities being offered under this prospectus in any one or more of the following ways:
•
directly to purchasers;

•
through agents;

•
to or through underwriters;

•
through dealers; or

•
through a combination of any of these methods of sale.

We may distribute the securities from time to time in one or more transactions at:
•
a fixed price or prices, which may be changed;

•
market prices prevailing at the time of sale;

•
prices related to prevailing market prices;

•
negotiated prices; or

•
through a combination of any of these transactions.

We may directly solicit offers to purchase securities or we may designate agents to solicit such offers. We will, in the prospectus supplement or other offering materials relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended (the “Securities Act”), and describe any commissions we must pay. Any such agent will be acting on a “best efforts” basis for the period of its appointment or, if indicated in the applicable prospectus supplement or other offering materials, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement or other offering materials relating to such offering their names and the terms of our agreement with them.
If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.
Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.
Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.
In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over-allot in connection with the offering, creating a short position for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

EXPERTS
The consolidated financial statements of AMETEK, Inc. appearing in AMETEK, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2025, and the effectiveness of AMETEK, Inc.’s internal control over financial reporting as of December 31, 2025 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
The legality of the securities offered hereby is being passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters may be passed upon for any of the underwriters or agents by counsel named in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC’s website at www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically update and supersede this information. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules).
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 17, 2026 (the “Annual Report”);

•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 (filed with the SEC on April 30, 2026), June 30, 2026 (filed with the SEC on August 4, 2026) and September 30, 2026 (filed with the SEC on November 3, 2026);

•
the information specifically incorporated by reference into our Annual Report from our definitive proxy statement on Schedule 14A, filed with the SEC on March 12, 2026;

•
our Current Reports on Form 8-K, filed with the SEC on February 3, 2026 (excluding Item 2.02 and Exhibit 99.1), February 12, 2026, April 30, 2026 (excluding Item 2.02 and Exhibit 99.1), May 6, 2026, May 8, 2026, May 11, 2026, May 26, 2026, June 12, 2026, August 11, 2026, August 26, 2026 and November 6, 2026; and

•
the description of our Common Stock, $0.01 par value, contained in Amendment No. 2 to the registration statement on Form 10 filed with the SEC on June 27, 1997, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 20, 2025, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities under this prospectus shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to applicable SEC rules.
You may request a copy of these filings, at no cost, by contacting the Investor Relations Department at AMETEK, Inc., 1100 Cassatt Road, Berwyn, Pennsylvania 19312, by telephone at 610-647-2121 or by visiting our website at www.investors.ametek.com. The information contained on our website other than these filings is not part of this prospectus. Our reference to our website is intended to be an inactive textual reference only.

AMETEK, Inc.
C$      % Senior Notes due
Joint Book-Running Managers
BofA Securities
J.P. Morgan
Scotiabank
     , 2026